United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Tredegar Corporation

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1100 Boulders Parkway │ North Chesterfield, Virginia 23225
Annual Meeting of Shareholders
March 25, 2026
To Our Shareholders:
We welcome you to join us at our 2026 Annual Meeting of Shareholders to be held virtually on Friday, May 8, 2026, at 9:00 a.m., EDT. This proxy statement provides more information regarding the virtual-only meeting and the business we will conduct at the annual meeting.
Shareholders will be able to attend and participate in the annual meeting, including voting their shares and asking questions from any remote location with Internet connectivity. Information on how to participate in this year’s annual meeting can be found on page 2 of this proxy statement. At this year’s meeting, you are being asked to consider and act upon each of the following items:
1.to elect the seven directors identified in the proxy statement;
2.to conduct a non-binding advisory vote on the compensation of our named executive officers;
3.to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
4.to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
We are using the Securities and Exchange Commission rule for Notice and Access that allows companies to furnish proxy materials to their shareholders over the Internet. You are therefore receiving a Notice of Internet Availability of Proxy Materials rather than a paper copy of our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The Notice of Internet Availability explains how to access the proxy materials online, vote online, and obtain a paper copy of our proxy materials, if desired.
On behalf of the Board of Directors, management, and employees of Tredegar Corporation, I thank you for your continued support and confidence in our company.
Sincerely yours,
Gregory A. Pratt
Chairman of the Board

NOTICE OF 2026 VIRTUAL ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

March 25, 2026
Dear Shareholders:
The Board of Directors of Tredegar Corporation cordially invites you to attend the 2026 Annual Meeting of Shareholders. At the annual meeting, you will be asked:
1.to elect the seven directors identified in this proxy statement;
2.to conduct a non-binding advisory vote on the compensation of our named executive officers;
3.to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
4.to transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
Record Date: March 13, 2026
For additional information about how to attend our annual meeting, see “Instructions for the Annual Meeting” on page 2 of this proxy statement.
By Order of the Board of Directors,
Kevin C. Donnelly
Executive Vice President, General Counsel and Secretary
Tredegar Corporation
1100 Boulders Parkway
North Chesterfield, VA 23225

  MEETING INFORMATION
Date: Friday, May 8, 2026
Time: 9:00 a.m., EDT
Place: There is no physical location for our 2026 Annual Meeting of Shareholders. Instead, shareholders may attend virtually via live webcast at www.virtualshareholdermeeting.com/TG2026.

HOW TO ACCESS THE
PROXY MATERIALS ONLINE
Important Notice Regarding the Availability of the Proxy Materials for the 2026 Annual Meeting of Shareholders to Be Held on May 8, 2026:
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and this proxy statement are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT
Please promptly submit your vote by Internet, by telephone, or by signing, dating and returning your proxy card or voting instruction form in the postage-paid envelope provided (if you received a printed copy of the proxy materials) so that your shares will be represented at the meeting.
We are first providing the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 25, 2026.

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
TREDEGAR CORPORATION

INSTRUCTIONS FOR THE ANNUAL MEETING
Our annual meeting will be a completely virtual meeting conducted via live Internet webcast. There will not be a physical meeting location. Shareholders will have the same rights and opportunities to participate in our virtual meeting as they would at an in-person meeting.
The annual meeting will convene promptly at 9:00 a.m., EDT, on Friday, May 8, 2026. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure that you can hear the streaming audio.
To attend, submit your questions, and vote at the 2026 annual meeting, shareholders must access www.virtualshareholdermeeting.com/TG2026 beginning at 8:45 a.m., Eastern Daylight Time, on May 8, 2026.
●If you are a registered holder, you must log in using the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials).
●If you hold your shares beneficially through a brokerage firm, you must contact your bank, broker, or other nominee at least five days in advance of the annual meeting to obtain a 16‑digit control number necessary to vote at the meeting.
Individuals who do not possess a valid 16‑digit control number may listen to the annual meeting at www.virtualshareholdermeeting.com/TG2026, but will not be able to submit questions or vote.
If you encounter any difficulties accessing the annual meeting webcast during the meeting time, please call 844-986-0822 (U.S.) or 303-562-9302 (International) for assistance.
We encourage you to vote in advance by Internet, telephone, or mail (if you received a printed copy of the proxy statement) so that your vote will be counted even if you later decide not to attend the annual meeting.
Shareholders attending and participating in the annual meeting can submit text questions at any time during the meeting by typing the questions into the Questions field. Pertinent questions will be answered during the Q&A session at the end of the meeting, subject to time constraints described in the rules of conduct for the meeting, which will be posted to the virtual meeting platform on the day of the meeting. Only registered holders and beneficial holders logged in to the annual meeting with their 16‑digit control number, as described above, will be permitted to submit questions during the 2026 annual meeting.
A replay of the meeting, as well as any questions pertinent to meeting matters and management’s answers, will be made publicly available on our website at www.tredegar.com promptly after the annual meeting.

PROXY SUMMARY
This summary contains highlights about Tredegar Corporation (Tredegar, Company, we, our or us) and the 2026 annual meeting of our shareholders (the annual meeting or the 2026 annual meeting). This summary does not contain all of the information that you should consider in advance of the annual meeting, and we encourage you to read the proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (2025 Form 10-K) carefully before voting.

Voting Matters

Proposal	Board Vote Recommendation	Page Number
Proposal 1: Election of Directors	FOR each director nominee	7
Proposal 2: Approval, on an advisory basis, of the compensation of our named executive officers	FOR	39
Proposal 3: Ratification of the appointment of KPMG LLP, as our independent registered public accounting firm, for the fiscal year ending December 31, 2026	FOR	41

GOVERNANCE HIGHLIGHTS
We have a history of strong corporate governance. We believe good governance is critical to achieving long-term shareholder value. We are committed to governance practices and policies that serve the long-term interests of Tredegar and our shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:
●Annual election of directors
●Separate Chief Executive Officer (CEO) and Chairman of the Board of Directors (Board)
●Majority of director nominees are independent
●Independent Lead Director when Chairman of the Board is not independent
●Annual Board and committee evaluations and self- assessments
●Robust stock ownership guidelines for directors and executive management
●Regular executive sessions, where independent directors meet without management present
●Board takes active role in Board succession planning and is committed to Board refreshment
●Active Board oversight of strategy, risk management and sustainability and governance initiatives
●Well-established Board strategic and risk oversight function
●Annual shareholder advisory vote on executive compensation
●Active shareholder engagement

Director Nominee Tenure and Composition
We have a highly credentialed and experienced Board. Our director nominees possess a variety of qualifications, backgrounds, skills, and experiences, aimed at creating a well-rounded Board that is well positioned to effectively oversee our business and promote the interests of our shareholders.

Average Age 65	Average Tenure 6 Years	57% Diverse Representation

Skills, Qualifications and Experience
Director Nominees	Age	Director Since	Senior Leadership	Public Company Board	Industry	Corporate Governance	Risk Management	International	Financial
G. Pratt	77	2014	●	●	●	●	●	●	●
A. DasGupta	68	2026	●		●	●	●	●	●
C. Boiter	52	—	●	●	●	●	●	●	●
G. Freeman	62	2011	●	●	●	●	●	●	●
D. Parks	60	2026	●		●	●		●	●
C. Tack	70	2014				●		●	●
C. Vlahcevic	63	2025	●		●	●		●	●

VOTING INFORMATION
The Board is soliciting your proxy for the annual meeting to be held on Friday, May 8, 2026. This proxy statement contains information about the items you will be voting on at the annual meeting.
Who may vote?
You may vote if you owned shares of Tredegar common stock on March 13, 2026, the date the Board established for determining shareholders entitled to vote at the annual meeting. On that date, there were 34,756,980 outstanding shares of Tredegar common stock. You are entitled to one vote for each share of Tredegar common stock you own.
What are the proposals shareholders will be voting on at the annual meeting?
You will be voting on the following items:
1.to elect the seven directors identified in the proxy statement to serve until the 2027 annual meeting of shareholders and until their successors are elected and qualified;
2.to conduct a non-binding advisory vote on the compensation of our named executive officers;
3.to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and

4.to transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
How do I vote my shares?
You may vote your shares as follows:
●If your shares of Tredegar common stock are registered directly in your name with Computershare, our transfer agent:
●You may vote via the Internet by accessing the web page www.ProxyVote.com and following the on-screen instructions.
●You may vote by telephone by calling toll-free 1-800-690-6903 and following the instructions.
●If you request a printed copy of the proxy materials, you may vote by mail by completing, signing, dating, and returning the proxy card in the self-addressed, stamped envelope provided therewith.
●While we strongly encourage you to vote your shares prior to our annual meeting, you may also vote your shares during the annual meeting by following the instructions provided on page 2 of this proxy statement.
●If your shares of Tredegar common stock are held in street name with a brokerage firm, you may vote by completing, signing, dating, and returning the voting instruction form provided by your broker. You may also be able to vote by telephone or via the Internet if your broker makes these methods available. Please see the voting instruction form provided by your broker. Additionally, you may vote your shares during the annual meeting by following the instructions provided on page 2 of this proxy statement.
Even if you plan to attend the annual meeting, we strongly encourage you to vote your shares via the Internet, by telephone, or by mail, as described above, prior to the annual meeting.
What constitutes a quorum for the annual meeting?
A quorum is a majority of the outstanding shares of Tredegar common stock present in person or represented by proxy at the annual meeting. Abstentions and shares held of record by a broker or its nominee that are voted on any matter at the annual meeting are included in determining the number of shares present. Shares held of record by a broker or its nominee that are not voted on any matter at the annual meeting will not be included in determining whether a quorum is present. A quorum is necessary to conduct business at the annual meeting.
Will my shares be voted if I do not return my proxy?
If you are a Tredegar shareholder whose stock is registered directly in your name with Computershare and you do not (1) provide your voting instructions pursuant to the Internet voting option, (2) provide your voting instructions pursuant to the telephone voting option, (3) request a printed copy of the proxy materials and return your signed proxy card or (4) attend the annual meeting and vote during the meeting, your shares will not be represented at the meeting, will not count toward the quorum requirement and will not be voted.
If you are a Tredegar shareholder whose stock is held in street name with a brokerage firm, your broker may or may not vote your shares in its discretion if you have not provided voting instructions to the broker. Whether the broker may vote your shares depends on the proposals before the meeting. Under the rules of the New York Stock Exchange (NYSE), your broker may vote your shares in its discretion on “routine matters.”
The rules of the NYSE, however, do not permit your broker to vote your shares on proposals that are not considered “routine.” When a proposal is not a routine matter and your broker has not received your voting instructions with respect to that proposal, your broker cannot vote your shares on that proposal. This is called a “broker non-vote.” Under the rules of the NYSE, the election of directors (Proposal 1) and the non-binding advisory vote on the compensation of our named executive officers (Proposal 2) are considered non-routine matters. In order to avoid a broker non-vote of your shares on these proposals, you must send voting instructions to your broker.

Can I change or revoke my vote?
You may change or revoke your proxy at any time before it is voted at the annual meeting. You can change or revoke your proxy by (1) providing later-dated voting instructions pursuant to the Internet or telephone voting options, (2) delivering another later-dated proxy, if you request a printed copy of the proxy materials, (3) voting during the annual meeting or (4) notifying Tredegar’s Corporate Secretary in writing that you want to change or revoke your proxy. Attendance at the annual meeting will not by itself change or revoke a proxy. If your shares of Tredegar common stock are held in street name with a brokerage firm, you should follow the instructions provided by your broker to change or revoke your voting instructions.
What happens if I do not specify a choice when returning a proxy?
You should specify your choice for each matter when returning your proxy via the Internet, by telephone, or by proxy card, if you request a printed copy of the proxy materials. If you indicate when returning your proxy over the Internet or by telephone that you wish to vote as recommended by the Board, or if you return a signed proxy card without giving specific voting instructions, then the individuals designated as proxyholders will vote your shares in the manner recommended by the Board as disclosed in this proxy statement. As to any other business that may properly come before the annual meeting, the individuals designated as proxyholders will vote your shares in the manner recommended by the Board or otherwise in the proxyholders’ discretion.
Who pays for the solicitation of proxies?
We will pay the cost of soliciting proxies and may use employees to solicit proxies by mail, in person or by telephone. We have engaged Alliance Advisors, LLC (Alliance) to solicit proxies from brokers, nominees, fiduciaries, and other custodians. We will pay Alliance $11,000 for its services and will reimburse Alliance for its out-of-pocket expenses, including mailing, copying, phone calls, and faxes and other expenses and will indemnify Alliance against any losses arising out of that firm’s proxy soliciting services on our behalf.
How do I communicate with the Board of Directors?
Shareholders and other interested parties can communicate in writing with the Board, any Board Committee, or any individual director, including the Chairman of the Board, by either mailing communications c/o Tredegar Corporation, 1100 Boulders Parkway, North Chesterfield, Virginia, 23225, Attention: Corporate Secretary, or by sending an email to the following address: directors@tredegar.com. We will forward communications to the intended recipient(s), although we screen mail for security purposes.
Where can I find Tredegar’s corporate governance materials?
Our Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Executive Compensation Committee, and Nominating and Governance Committee are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.” Information on, or that can be accessed through, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into other filings we make with the Securities and Exchange Commission (SEC).
How may I obtain Tredegar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and other financial information?
Our 2025 Annual Report, which includes the 2025 Form 10-K, was made available with this proxy statement.
Shareholders may request copies of the 2025 Form 10-K (including the financial statements and financial statement schedules), without charge, from our Investor Relations Department at Tredegar Corporation, 1100 Boulders Parkway, North Chesterfield, Virginia, 23225, by calling 1-855-330-1001, or by submitting a request on the “Information Requests” page of the “Investors” section of the Tredegar website (www.tredegar.com). We will deliver a list of exhibits to the 2025 Form 10-K, showing the cost of each, with the copy of the 2025 Form 10-K. We will provide any of the exhibits upon payment of the charge noted on the list. Exhibits to the 2025 Form 10-K are also available on the SEC’s website at www.sec.gov.

PROPOSAL 1: ELECTION OF DIRECTORS
In accordance with Tredegar’s Amended and Restated Articles of Incorporation, as amended, all directors are elected for one-year terms expiring at the next succeeding annual meeting of shareholders. Each nominee has agreed to serve if elected. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. The Board has no reason to believe that any of the nominees will be unable to serve.
Vote Required and Board Recommendation
Directors will be elected by a majority of the votes cast. A majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” that nominee. Abstentions and broker non-votes will have no effect on the outcome.
As part of the Company’s ongoing commitment to effective Board succession planning, Thomas G. Snead, Jr. and Kenneth R. Newsome will retire from the Board at the conclusion of their current terms and will not stand for re-election at the 2026 annual meeting. Mr. Snead has served on the Board for approximately 13 years, and Mr. Newsome has served for approximately 12 years. The Company and the Board extend their sincere appreciation to Messrs. Snead and Newsome for their many years of dedicated service and leadership. Mr. David A. Parks was identified by the Nominating and Governance Committee through its Board refreshment initiatives and was elected to our Board effective February 3, 2026. Ms. Cynthia A. Boiter was similarly identified as a potential director nominee through the Board refreshment initiatives and, upon the recommendation of the Nominating and Governance Committee, has been nominated for election as a director at the 2026 annual meeting. The size of the Board will be reduced from eight to seven members on the date of the 2026 annual meeting. Proxies cannot be voted for a greater number of individuals than the number of nominees named.
Any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election will promptly tender his or her resignation to the Board in accordance with Tredegar’s Governance Guidelines. Our Nominating and Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation. The full Board will consider all factors it deems relevant to the best interests of Tredegar, make a determination, publicly disclose its decision and, if such resignation is rejected, the rationale behind the decision, within 90 days after certification of the election results.
The Board recommends that you vote “FOR” each of the nominees.

DIRECTOR NOMINEES
Biographical and professional information, including information regarding each nominee’s specific experience, qualifications, attributes, or skills that led to the conclusion that the individual should serve as a Tredegar director, follows:

Gregory A. Pratt Age: 77 Director since 2014
Chairman of the Board of Tredegar since January 2023, having served previously as Lead Director since 2016. Mr. Pratt retired in 2021 from his position as Chairman of the Board of Carpenter Technology Corporation, a manufacturer and distributor of cast/wrought and powder metal stainless steels and specialty alloys (Carpenter), having served previously as Executive Chairman of Carpenter from July 2015 until November 2015 and as Executive Chairman, Chief Executive Officer, and President of Carpenter from November 2014 until July 2015. Mr. Pratt served as Capital Area Chapter Chairman of the National Association of Corporate Directors, a non-profit organization focused on improving boardroom governance, from 2007 until 2019.

Other directorships: Anterix Inc., a wireless communications company focused on commercializing spectrum assets (from 2020 to 2024); and Carpenter (from November 2009 until his retirement in 2021). Our Nominating and Governance Committee and the Board have separately determined that Mr. Pratt’s continued service on the Board past age 72 is in the best interests of Tredegar.

The Board has concluded that Mr. Pratt should serve as a director based on his financial and manufacturing expertise and leadership and management skills acquired as the chief executive of a large public company. In addition, he brings public company board experience gained from his service on other public company boards.

Arijit (Bapi) DasGupta Age: 68 Director since 2026
President and Chief Executive Officer of Tredegar since January 2026. Dr. DasGupta also continues to hold the position of President of Tredegar’s High Performance Films division, a role he has occupied since 2015 after previously serving as its Vice President. Prior to joining Tredegar in 2007, Dr. DasGupta held leadership positions at Johns Manville Corporation, Eastman Chemical Company (formerly known as Solutia, Inc.) and Monsanto Company.

The Board has concluded that Dr. DasGupta should serve as a director based on his knowledge of Tredegar and our businesses, his commercial, technical, and manufacturing expertise, his international business experience, and significant leadership and management skills.

Cynthia A. Boiter Age: 52
Ms. Boiter most recently served as Executive Vice President and President of Milliken Chemical, the specialty chemicals division of Milliken & Company, a global diversified manufacturer. She served in that role from 2021 to 2025 and was a member of Milliken’s executive leadership team. Prior to that, she served as Chief Strategy Officer of Milliken & Company from 2019 to 2021 and as Chief Financial Officer of Milliken’s Chemical Division from 2012 to 2019. Earlier in her career, Ms. Boiter held senior finance, corporate development, and operational leadership roles at Eaton Corporation and MeadWestvaco.

Other directorship: Perma‑Pipe International Holdings, Inc. from 2019 through May 2025, where she chaired the Audit Committee and the Nominating and Governance Committee. She has also served on the boards of the American Chemistry Council, the International Council of Chemical Associations and the American Red Cross Upstate South Carolina Chapter.

The Board has concluded that Ms. Boiter should serve as a director based on her senior executive leadership experience, deep financial and audit expertise, global operating background, and public company board and governance experience.

George C. Freeman III Age: 62 Director since 2011
Mr. Freeman retired at the end of 2024 from his position as Chairman and Chief Executive Officer of Universal Corporation, an international leaf tobacco merchant (Universal). Mr. Freeman had served in that role since April 1, 2008, as Chairman of Universal since August 5, 2008, and President of Universal since December 12, 2006.

Other directorship: Carpenter Co. and Mutual Assurance Society of Virginia (both privately-held).

The Board has concluded that Mr. Freeman should serve as a director based on his strong executive management and leadership skills, his financial expertise and his extensive knowledge of international business, risk oversight and corporate governance.

David A. Parks Age: 60 Director since 2026
Mr. Parks retired as President of the Americas of Magnera Corporation in December 2025. Mr. Parks previously served as Executive Vice President of Global Operations & Engineering for Berry Global, Inc. from December 2022 to November 2024. Before joining Berry Global, Inc., Mr. Parks held various engineering, manufacturing, supply chain, marketing, sales, and general management roles at Kimberly-Clark Professional, Polymer Group Inc. and AVINTIV Inc.

The Board has concluded that Mr. Parks should serve as a director based on his combination of extensive engineering experience, global commercial leadership, and strategic insight and his steady, inclusive leadership style and broad experience across advanced materials, consumer products, and healthcare.

Carl E. Tack III Age: 70 Director since 2014
Adjunct Professor, Finance, Mason School of Business, College of William and Mary (W&M), since February 2022, having served previously as Visiting Lecturer and Co-Director of the Boehly Center for Excellence in Finance, W&M, from August 2015 until May 2021, Adjunct Professor at the Mason School of Business and Marshall-Wythe School of Law, W&M, from July 2013 until August 2015, as Managing Partner, Delta Partners Group, from December 2010 until May 2012, Lecturer at Imperial College London from January 2010 until May 2010, Executive in Residence and Lecturer, London Business School, from January 2010 until June 2011, and Managing Director, Deutsche Bank, from June 1996 until April 2009.

The Board has concluded that Mr. Tack should serve as a director based on his significant corporate finance and corporate strategy expertise acquired through his 24 years of experience as an investment banker working with companies engaged in a variety of industries and global markets.

Christine R. Vlahcevic Age: 63 Director since 2025
Ms. Vlahcevic retired from her position as Senior Vice President, Finance and Chief Accounting Officer of Performance Food Group Company which she held from February 2015 through December 2023. Additionally, Ms. Vlahcevic has previously served as interim Chief Financial Officer of a healthcare company and as a financial executive in domestic and global companies in the biotechnology, financial services, manufacturing, and non-profit sectors.

The Board has concluded that Ms. Vlahcevic should serve as a director based on her proven track record of outstanding leadership, strategic growth, and technical expertise and her significant corporate finance and public company experience from a senior management perspective.

On the recommendation of our Nominating and Governance Committee, the Board has affirmatively determined that the following director nominees are independent, as that term is defined under the general independence standards of the NYSE listing standards and our Governance Guidelines: Mses. Cynthia A. Boiter and Christine R. Vlahcevic and Messrs. Gregory A. Pratt, George C. Freeman III, David A. Parks, and Carl E. Tack III. Additionally, the Board affirmatively determined that the following directors who will not be standing for re-election at the annual meeting are also independent, as the term is defined under the general independence standards of the NYSE listing standards and our Governance Guidelines: Messrs. Thomas G. Snead, Jr. and Kenneth R. Newsome.
The Board has adopted, as part of our Governance Guidelines, categorical standards to assist it in making these independence determinations. All of the directors and director nominees identified as “independent” in this proxy statement meet these categorical standards, which are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

BOARD MEETINGS, MEETINGS OF INDEPENDENT DIRECTORS AND BOARD COMMITTEES
The Board held 5 meetings in 2025. Each then-serving director attended 98% of the total number of Board meetings and the total number of meetings of all committees of the Board on which the director then served during 2025.
The independent directors of the Board meet regularly in private session at Board meetings. The Chairman of the Board chairs the meetings of independent directors. During these meetings, the Chairman of the Board has the power to lead the meeting and set the agenda, but all independent directors are encouraged to, and do, suggest topics for discussion and identify materials and other information for review.
Shareholders and other interested persons may contact the independent directors (individually or as a group), or the Chairman (individually) in writing through one of the means described under “Voting Information ‒ How do I communicate with the Board of Directors?” on page 6 of this proxy statement.

Board Committees
The Board has an Audit Committee, an Executive Compensation Committee, and a Nominating and Governance Committee. The Board may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the Board. Our Audit Committee, Executive Compensation Committee, and Nominating and Governance Committee each operate under a charter approved by the Board. Those committee charters are available on our website. See “Voting Information ‒ Where can I find Tredegar’s corporate governance materials?” on page 6 of this proxy statement. Each of the committees periodically reviews its respective committee charter and, if appropriate, recommends revisions thereto to the Board.

The members of the committees, as of March 13, 2026, are identified in the following table. This table also provides an overview of the principal functions and other information regarding each of our Audit Committee, Executive Compensation Committee, and Nominating and Governance Committee. We recommend that shareholders review the charters for each of our Audit Committee, Executive Compensation Committee, and Nominating and Governance Committee for a full description of each committee's responsibilities.

Committee	Principal Functions
AUDIT COMMITTEE	●Reviews and oversees financial reporting, policies, procedures, and internal controls
●Retains and oversees activities of our independent registered public accounting firm
Thomas G. Snead, Jr., Chair Gregory A. Pratt Carl E. Tack III Christine R. Vlahcevic	●Oversees the internal audit function
●Oversees our major financial risk exposures, including cybersecurity risks and risks we may face as a result of climate change-related matters
●Oversees legal and regulatory compliance and adherence to our Code of Conduct
●Reviews and approves, if appropriate, related person transactions
●Receives from and discusses with our independent registered public accounting firm written disclosures as to independence
Meetings in 2025: 5	●Prepares the Audit Committee report for inclusion in the annual proxy statement
●Establishes procedures for complaints received regarding our accounting, internal accounting controls and auditing matters

Upon the recommendation of our Nominating and Governance Committee, the Board has determined that each member of our Audit Committee is independent of management and free of any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment and is independent, as defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934, as amended (the Exchange Act), and rules thereunder, as incorporated into the listing standards of the NYSE, and in accordance with the Audit Committee Charter and our Governance Guidelines.

The Board has determined that Ms. Christine R. Vlahcevic and Messrs. Gregory A. Pratt and Thomas G. Snead, Jr. are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. The Board has further determined that each member of our Audit Committee is financially literate and that, as required by the NYSE listing standards, each member of our Audit Committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

Committee	Principal Functions
EXECUTIVE COMPENSATION COMMITTEE	●Approves corporate goals and objectives relevant to CEO compensation and evaluates our CEO’s performance in light of those goals and objectives
●Determines and approves CEO compensation, including base salary, long-term equity compensation and incentive awards
Carl E. Tack III, Chair George C. Freeman III Kenneth R. Newsome Christine R. Vlahcevic	●Approves the salaries and incentive awards of other executive officers
●Grants awards under our equity incentive plan
●Reviews compensation programs to confirm they do not encourage unnecessary risk-taking
●Retains compensation consultants, legal counsel, and any other advisors to the Executive Compensation Committee
Meetings in 2025: 3
●Reviews and recommends for approval by the Board our approach with respect to the advisory vote on executive compensation (say-on-pay) and how frequently we should permit shareholders to have a say-on-pay vote

●Reviews and discusses with our management the Compensation Discussion and Analysis and based on such review and discussion, determines whether to recommend to the Board that the Compensation Discussion and Analysis be included in the annual proxy statement

●Prepares the Executive Compensation Committee report for inclusion in the annual proxy statement

All of the members of our Executive Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and independent, as defined under the independence standards of the NYSE listing standards and our Governance Guidelines.

Committee	Principal Functions
NOMINATING AND GOVERNANCE COMMITTEE	●Reviews the size and composition of the Board
●Ensures a balance of appropriate skills and characteristics on the Board
●Develops criteria for director nominees
George C. Freeman III, Chair Gregory A. Pratt, Kenneth R. Newsome Carl E. Tack III	●Recruits new directors
●Considers director nominees recommended by shareholders and others and recommends nominees for election as directors, all in accordance with the director selection criteria

●Approves compensation of directors, including the compensation of our Chairman and any Vice Chairman (except for a director who is also our CEO, whose compensation is determined solely by our Executive Compensation Committee)

●Reviews our Code of Conduct, Governance Guidelines, and other governance matters, and ensures policies are properly communicated and consistently enforced
Meetings in 2025: 5	●Makes recommendations regarding composition of the Board committees
●Recommends actions to increase the Board’s effectiveness

All members of our Nominating and Governance Committee are independent, as defined under the general independence standards of the NYSE listing standards and our Governance Guidelines.

CORPORATE GOVERNANCE AND RISK OVERSIGHT
Named Executive Officers (NEOs) Succession Planning
Succession planning and talent development are important at all levels within Tredegar. NEOs succession planning is a key responsibility of the Board. Each year, the Board completes a succession planning review process for the NEOs. The Board also reviews senior management succession in the ordinary course of business as well as contingency planning in the event of an emergency or unanticipated event.
In November 2025, John M. Steitz, Tredegar's former President and CEO, notified the Board of his decision to retire, effective December 31, 2025. Similarly, in October 2025, D. Andrew Edwards, Tredegar's former Executive Vice President and Chief Financial Officer (CFO) notified the Board of his decision to retire, effective December 31, 2025. The independent members of the Board approved the appointment of Dr. Arijit (Bapi) DasGupta as our new President and CEO and Mr. Frasier W. Brickhouse II as our new Vice President, CFO, and Treasurer, both effective as of January 1, 2026. Preparations made pursuant to Tredegar’s annual succession planning process were instrumental in limiting the disruption from these retirements.
Board of Directors and Board Leadership Structure
The Board is currently composed of eight directors, seven of whom the Board has affirmatively determined are independent under the general independence standards of the NYSE and our Governance Guidelines. The primary mission of the Board is to represent and protect the interests of our shareholders by overseeing management and acting in the best interests of Tredegar and our shareholders.
As provided in our Governance Guidelines, the Board has a non-management Chairman whose duties and responsibilities are separate and distinct from those of our CEO. Our Chairman is an independent director. We believe that the separation of the Chairman and CEO roles is appropriate and in the best interests of Tredegar and our shareholders at this time. We believe the separation of the independent Chairman and the CEO roles, and our Audit Committee, our Executive Compensation Committee and our Nominating and Governance Committee, which are comprised entirely of independent directors, helps provide effective oversight of management and facilitates the relationship between the Board and management in overseeing and managing the material risks we face.
Our Governance Guidelines provide that when our Chairman is not an independent director, we also have an independent Lead Director. The responsibilities of a Lead Director are to preside over executive sessions of the independent directors, which occur at each regularly scheduled Board meeting, and all meetings at which the Chairman is not present; call meetings of the independent directors as he deems necessary; serve as a liaison between the Chairman and the independent directors; and be available for consultation and communication if requested by major shareholders.
Risk Management
Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Management regularly reports to the Board on operating and other risks. In addition, the Board annually receives and reviews management’s formal enterprise risk management report that identifies our principal risks and appropriate risk mitigation strategies as well as separate reports on key cybersecurity risks.
While the Board is ultimately responsible for risk oversight at Tredegar, various Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists the Board in discharging its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar and our subsidiaries, and also assists the Board in overseeing our internal auditing and compliance functions. Our Audit Committee is responsible for overseeing and discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Audit Committee also includes climate change-related risks and cybersecurity risks within its oversight function. See “Oversight of Climate Change Risk” and “Oversight of Data and Cybersecurity Risk” below. Our Nominating and Governance Committee oversees risks associated with our Governance Guidelines, including compliance with listing standards for independent directors. Our Executive Compensation Committee oversees risks associated with our executive and other employee compensation programs.

Oversight of Climate Change Risk
Our Audit Committee is responsible for assessing climate change-related risks. Our climate change risk approach aligns with the framework and standards published by the Sustainability Accounting Standards Board and Task Force on Climate-related Financial Disclosures. Our assessment of these risks can be found in the Climate Change Risk document on our website at www.tredegar.com by selecting “Our Commitment.” The Board has delegated oversight of climate change risks to our Audit Committee, which receives annual updates on the principal climate change risks that we face and the ongoing progress in mitigating these risks and reports to the Board on these matters. In addition, the Board receives annual enterprise risk assessments, including as to Company climate change risks, and annual, or more often, updates on climate change-related insurance or regulatory requirements.
Oversight of Data and Cybersecurity Risk
We recognize the increasing significance that cybersecurity has to our operations and the success of our business. We also recognize the need to continually assess cybersecurity risk and evolve our response in the face of a rapid and ever-changing environment. We believe that our principal cybersecurity risks are threats to our manufacturing production process, order processing, recordkeeping, and other internal functions, and to the disclosure of our proprietary know-how. We have attempted to design our cybersecurity protections accordingly. Tredegar maintains an active cross-company, cross-discipline internal Global Data Protection and Cybersecurity Oversight Team that meets on a regular basis to identify information security risks and appropriate risk mitigation strategies. The Board has delegated oversight of cybersecurity risks to our Audit Committee, which receives quarterly updates on the principal cybersecurity risks that we face and the ongoing progress in mitigating these risks and regularly reports to the Board on these matters. In addition, the Board receives annual enterprise risk assessments, including as to cybersecurity risks, and annual, or more often, cybersecurity system updates.
Our Broader Commitments and Political Contributions
We are committed to our employees, customers, investors, and suppliers; to complying with the laws and regulations of the two countries where our facilities are located; to providing a positive, healthy, and safe work environment for our employees; and to good stewardship of the environment. These commitments are reflected in our Code of Conduct, which is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”
We embrace equality in all respects. We currently have one woman serving on our Board. We have had a female Board member for 23 out of the last 33 years. The gender diversity of the Board and executive team, and the overall composition of our management, has been historically strong. Additional information about our commitment to our employees can be found on our website at www.tredegar.com by selecting “To Our Employees” under “Our Commitment.”
We have a long-standing practice of not making political contributions.
Code of Conduct
Our Code of Conduct applies to our officers, employees, and directors, including our CEO, our CFO, our General Counsel, and our Principal Accounting Officer and Controller. We conduct our business in accordance with the highest standards of conduct. Full compliance with the letter and spirit of the laws applicable to our businesses is fundamental to us. Equally important are honesty, integrity, and fairness in our business operations and in our dealings with others. Diligently applying these standards makes good business sense and allows us to earn the trust and respect of our shareholders, employees, customers, suppliers, regulators, and the communities in which we operate. We have provided employees, customers, and suppliers with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline provided by a third-party vendor. Our Code of Conduct reflects the foregoing principles. Our Code of Conduct is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”
Governance Guidelines
The Board has adopted Governance Guidelines that reflect our governance principles and our long-standing commitment to maintaining high corporate governance standards. These guidelines provide for a uniquely transparent flow of information between management and the Board in order to empower the Board in its decision-making process and include an express charge to the Board to represent the interests of shareholders in maintaining the success of Tredegar’s businesses and the creation of long-term shareholder value. These guidelines are reviewed annually by our Nominating and Governance Committee and the Board. Our Governance Guidelines are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

Stock Hedging and Pledging Policies
Our Governance Guidelines bar our directors and executive officers from owning financial instruments or participating in investment strategies that hedge the economic risk of owning our stock. We also prohibit executive officers and directors from pledging our securities as collateral for loans (including margin loans) without the prior approval of our Nominating and Governance Committee.
Insider Trading Policy
We have an insider trading policy governing the purchase, sale and other dispositions of our securities that applies to all personnel of Tredegar and our subsidiaries, including directors, officers and employees and other covered persons. We believe that our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. A copy of our insider trading policy is filed as Exhibit 19 to the 2025 Form 10-K. In addition, with regard to our trading in our own securities, it is our policy to comply with the federal securities laws and the applicable listing standards.
Director Attendance at Annual Meeting of Shareholders
All members of the Board are encouraged to attend the annual meeting of shareholders. All of our then-serving directors attended the 2025 annual meeting.
Board Evaluation
The Board and the Board committees carefully evaluate their own effectiveness each year. The formal self-evaluation may be in the form of a written or oral questionnaire, administered in recent years by the General Counsel’s office. The evaluation is comprised of questions designed to elicit information to be used in improving Board and committee effectiveness. Director feedback solicited from the formal self-evaluation is discussed during applicable Board and committee meetings, and the Board self-evaluation is further reviewed by our Nominating and Governance Committee. In response to feedback from the evaluation process, the Board and its committees work with management to take concrete steps to improve policies, performance, and procedures to further the effectiveness of the Board and its committees. Our Nominating and Governance Committee also follows up on comments from the Board evaluation process so that issues raised in the evaluation process are addressed by the Board. The Board evaluation includes a skills matrix to help our Nominating and Governance Committee better identify potential skills or attribute gaps in the current Board, especially when considering potential future Board members.

COMPENSATION OF DIRECTORS
Components of Director Compensation
Our Nominating and Governance Committee determines and approves non-employee director compensation. Our CEO, whose compensation is determined solely by our Executive Compensation Committee, receives no additional compensation for service as a director. For 2025, non-employee directors received the following annual retainers, payable in equal quarterly installments in arrears, for their service on the Board and its committees:

Non-Employee Director – Cash	$60,000
Non-Employee Director – Stock	$90,000
Chairman of the Board – Cash	$32,500
Chairman of the Board – Stock	$32,500
Audit Committee Chair	$20,000
Non-Chair Member of the Audit Committee	$9,500
Executive Compensation Committee Chair	$11,000
Non-Chair Member of the Executive Compensation Committee	$7,000
Nominating and Governance Committee Chair	$7,500
Non-Chair Member of the Nominating and Governance Committee	$4,500
The stock retainers for non-employee directors and the Chairman of the Board were paid in the form of stock awards under the Tredegar Corporation Amended and Restated 2018 Equity Incentive Plan (the 2018 Plan). The stock awards were determined based on the closing price of Tredegar common stock as reported on the NYSE on the date of grant. The stock awards became fully vested and transferable immediately upon the date of the grant. Retainers for our Chairman of the Board and committee Chairs and committee members commenced after the Board elected the respective members to those positions.

The following table presents information relating to the total compensation paid to our non-employee directors in the fiscal year ended December 31, 2025.
Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash($)	Stock Awards(2)($)	Total($)
Gregory A. Pratt	106,516	122,484	229,000
George C. Freeman III	74,518	89,982	164,500
Kenneth R. Newsome(1)	71,518	89,982	161,500
Thomas G. Snead, Jr.(1)	80,018	89,982	170,000
Carl E. Tack III	85,018	89,982	175,000
Christine R. Vlahcevic	52,915	65,231	118,146
(1)Messrs. Newsome and Snead are not standing for reelection as directors and will retire from the Board, effective as of the 2026 annual meeting.
(2)Beginning in 2021, we began paying retainers on the first business day of the following quarter in order to ease the administrative burden caused by a December 31 payment. The following table indicates the respective dates of grant, the number of shares received and the closing price of Tredegar common stock for each such award granted during 2025:

Date of Grant	Non-Employee Director Shares	Chairman of the Board Additional Shares	Closing Price
January 2, 2025	2,873	1,038	$7.83
April 1, 2025(1)	2,922	1,055	$7.70
July 1, 2025	2,513	908	$8.95
October 1, 2025	2,844	1,027	$7.91
(1)Ms. Vlahcevic received a prorated stock award of 2,629 shares on April 1, 2025 reflecting her election to the Board effective January 9, 2025.
The amounts set forth in the “Stock Awards” column of the Non-Employee Director Compensation Table represent the grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification™ (ASC) Topic 718, Compensation – Stock Compensation, for the shares of Tredegar common stock awarded to each non-employee director identified above under the terms of the 2018 Plan during the fiscal year ended December 31, 2025, based on the closing price of Tredegar common stock as reported on the NYSE on the respective dates of grant.
Outside Director Stock Ownership Guidelines
Under Tredegar’s Outside Director Stock Ownership Guidelines, all of our non-employee directors are to achieve ownership of Tredegar common stock in an amount equal to at least four times that director’s base annual cash retainer. Directors have six years from their election to the Board to satisfy the full requirement. All of our current directors are in compliance with Tredegar's Outside Director Stock Ownership Guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Audit Committee is responsible for reviewing and approving, if appropriate, related person transactions. Our Audit Committee operates under a written charter, the relevant provisions of which require it, to the extent not otherwise delegated to another committee comprised solely of independent directors, to review related person transactions for potential conflicts of interest situations. Our Audit Committee reviews each related person transaction on a case-by-case basis and approves only those related person transactions that it determines in good faith to be in the best interests of Tredegar.
For purposes of Tredegar’s Related Persons Transaction Policy and Procedure, (a) “Related person” means any person who is or was (since the beginning of the last two fiscal years for which Tredegar has filed an Annual Report on Form 10-K and proxy statement, even if such person does not presently serve in that role) an executive officer, director or nominee for director of Tredegar, any shareholder owning more than 5% of any class of Tredegar’s voting securities, or an immediate family member of any such person; (b) “Related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Company or any of its subsidiaries is or will be a participant and (ii) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of the Company's total assets at year-end for the last two completed fiscal years, and (iii) any Related Person has or will have a direct or indirect material interest; and (c) “Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, employee or beneficial owner of more than 5% of Tredegar’s voting securities.
There were no Related person transactions in 2025 or in 2024.

STOCK OWNERSHIP

Below is information on the beneficial ownership of Tredegar common stock as of March 1, 2026, by each director, director nominee and each executive officer named in the Summary Compensation Table beginning on page 29 of this proxy statement. The table also shows the beneficial ownership of all directors and executive officers of Tredegar as a group as of March 1, 2026.
Security Ownership of Management

	Number of Shares with Sole Voting and Investment Power		Number of Shares with Shared Voting and Investment Power	Total Number of Shares	Percent of Class(a)
	Outstanding	Options/SARs(b)
Directors, Nominees and Certain Executive Officers(b)
Gregory A. Pratt	90,384	—	—	90,384	—
Arijit (Bapi) DasGupta	108,331	82,870	—	191,201	—
Cynthia A. Boiter	—	—	—	—	—
Kevin C. Donnelly	148,903	56,809	—	205,712	—
D. Andrew Edwards	37,662	251,872	—	289,534	—
George C. Freeman III	78,619	—	—	78,619	—
Kenneth R. Newsome	76,116	—	—	76,116	—
David A. Parks	—	—	—	—	—
Thomas G. Snead, Jr.	77,718	—	—	77,718	—
John M. Steitz	101,461	727,098	—	828,559	2.4%
Carl E. Tack III	76,116	—	—	76,116	—
Christine R. Vlahcevic	11,043	—	—	11,043	—
All directors, nominees, and executive officers as a group(c)	721,559	149,783	—	871,342	2.5%
(a)Unless a specific percentage is noted in this column, each person owns less than 1% of the outstanding shares of Tredegar common stock.
(b)Represents shares of Tredegar common stock that could be acquired by the directors and executive officers within 60 days after March 1, 2026, by exercising vested stock options and stock appreciation rights (SARs).
(c)“All directors, nominees, and executive officers as a group” includes 11 individuals, comprised of directors, nominees, and named executive officers serving in such capacity as of March 1, 2026. The directors and executive officers have sole voting and investment power over their shares. Any shares of Tredegar common stock held under our benefit plans for any executive officer are included in the number of shares over which that person has sole voting or investment power. Shares held by the trustees of those plans for other employees are not included.

The table below lists any person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us who beneficially owned more than 5% of the shares of Tredegar common stock as of March 1, 2026.
Security Ownership of Certain Beneficial Owners

Names and Addresses	Number of Shares of Common Stock	Percent of Class
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	7,672,076(b)	22.1%
John D. Gottwald, William M. Gottwald, James T. Gottwald, and Residual 10-Year CLAT UA FDGJR Living Trust(a) 330 South Fourth Street Richmond, VA 23219	6,448,925(c)	18.6%
Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255	2,865,451(d)	8.2%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	1,860,803(e)	5.4%
Total Outstanding Shares of Tredegar Common Stock (as of March 1, 2026)	34,756,980
(a)Messrs. John D. Gottwald, William M. Gottwald, James T. Gottwald, and the Residual 10-Year CLAT UA FDGJR Living Trust, together with members of their immediate families may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act.
(b)Based solely on the information contained in Amendment No. 33 to the Schedule 13D filed with the SEC on January 15, 2026.
(c)Based solely on the information contained in Amendment No. 17 to the Schedule 13D filed with the SEC on February 12, 2026.
(d)Based solely on the information contained on the Schedule 13G filed with the SEC on February 14, 2025.
(e)Based solely on the information contained in Amendment No. 19 to the Schedule 13G filed with the SEC on April 24, 2025.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
2025 was a consequential year for Tredegar Corporation, defined by leadership change, continued portfolio evolution, and an intensified focus on strategic execution and operational discipline. During this period, the Board and the Executive Compensation Committee (the Committee) remained acutely focused on leadership accountability, business execution, and disciplined decision-making, areas that have been and continue to be central to investor expectations for the Company, in a complex operating environment.
Effective January 1, 2026, Dr. DasGupta was appointed President and CEO and Mr. Brickhouse was appointed Vice President, CFO, and Treasurer, following the retirements of Messrs. Steitz and Edwards at the end of 2025. The Board approached this transition deliberately, recognizing investor expectations for strategic focus and accountability for performance, while emphasizing execution discipline throughout the transition period. As a result, 2025 was treated as a year of strategic focus, continued leadership responsibility and performance accountability.
Executive compensation decisions for 2025 were made in this context, including consideration of recent say-on-pay results and prevailing investor expectations regarding leadership accountability, performance alignment, and long-term value creation. The Committee responded to these priorities through compensation outcomes that reflected performance on strategic objectives, financial results, individual contributions, and disciplined judgment, rather than through structural changes to program design during a year of significant transition.
This Compensation Discussion and Analysis (CD&A) is intended to provide enhanced clarity regarding Tredegar’s executive compensation program for the NEOs listed below, as well as the Committee’s decision-making process and the rationale underlying compensation decisions for 2025.

Name	Principal Position
John M. Steitz	Former President and Chief Executive Officer
D. Andrew Edwards	Former Executive Vice President and Chief Financial Officer
Kevin C. Donnelly	Executive Vice President, General Counsel and Corporate Secretary
Retirement and Equity Treatment Upon Separation. Messrs. Steitz and Edwards retired effective December 31, 2025. In connection with their retirements, neither executive was entitled to, nor received, any severance payments, and a significant portion of unvested equity awards were forfeited upon retirement. Only certain previously granted restricted stock awards scheduled to vest in Spring 2026 remained outstanding and the Committee elected to permit these outstanding awards to vest on their original schedule, notwithstanding the executives’ retirement dates. No acceleration of vesting was approved, and no short-term incentive award payments were made to Messrs. Steitz and Edwards.
In addition, Mr. Edwards continued to be eligible to earn and receive payment with respect to outstanding cash-based performance unit awards granted on May 11, 2023 and December 5, 2024, subject to the original performance goals, measurement criteria, and payout schedules applicable to those awards. No payments were made with respect to the 2023 performance unit awards to any of the NEOs.
Additional details regarding the treatment of these awards are provided in the tables and related footnotes under “Outstanding Equity Awards at Fiscal Year-End” and “Potential Payments Upon Termination or a Change in Control.”
Executive Summary
2025 Business Performance Highlights
In 2025, improved financial performance for Tredegar was achieved in a challenging operating environment. The Company’s results reflected continued emphasis on operational execution, cost discipline, and financial resilience across its businesses. For the year, Tredegar reported increased net income from ongoing operations compared to the prior year. Consolidated adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) (Consolidated Adjusted EBITDA) from ongoing operations increased year over year, driven primarily by improved performance in the Aluminum Extrusions segment.
Aluminum Extrusions delivered improved results in 2025, supported by higher volumes and stronger EBITDA from ongoing operations compared to the prior year. Performance reflected improved operational execution and contribution margin, despite challenging market conditions, tariff-related cost pressures, and a decline in net new orders following the mid-year increase in Section 232 tariffs.
High Performance Films EBITDA from ongoing operations aligned with expectations, following an exceptional performance in the prior year. While sales volumes declined modestly year over year, the business continued to generate strong cash flow, supported by cost discipline and operational efficiencies.
Taken together, 2025 marked a reset year, grounded in improving financial performance and reinforced operating discipline, allowing the Company to more closely align with the operating and financial priorities that investors continue to expect. We believe these results established a disciplined foundation for the transition to new leadership, with a clear focus on execution and financial rigor.
2025 Compensation Highlights
Tredegar’s executive compensation program is structured around three core elements: base salary, annual cash incentives, and long-term equity and cash incentives. These elements are designed to balance fixed and variable compensation, reinforce accountability for performance, and align executive outcomes with shareholder interests over time.
The following summarizes the Committee’s key compensation decisions for 2025, reflecting a year of leadership transition and shareholder expectations regarding pay, performance, and accountability.
•Base Salaries. Mr. Steitz did not receive a base salary increase in 2025. Messrs. Edwards and Donnelly received base salary increases of 3%, consistent with the Company’s overall annual salary adjustment practices.
•Annual Incentives. The Board determined that no annual incentive awards, or discretionary bonuses, were earned by Messrs. Steitz and Edwards for 2025. The Board determined a payout under the 2025 Cash Incentive Plan was earned by Mr. Donnelly based on the achievement of Consolidated Adjusted EBITDA financial results and his execution of Board‑designated strategic priorities.
•Long-Term Incentives.
◦No long-term incentive awards, performance unit awards, or restricted stock awards were approved for Mr. Steitz in 2025.
◦No phantom units were granted to Mr. Steitz in 2025.
◦Long-term incentive awards were approved for Messrs. Edwards and Donnelly; however, Mr. Edwards’ 2025 awards were forfeited upon his retirement.
◦In addition, none of the performance units granted in 2023 were paid. Those long-term incentive awards were subject to a two-year cumulative EBITDA performance period (2023–2024), with payouts ranging from 50% of target at threshold to 150% at maximum and subject to a three-year relative total shareholder return (“rTSR”) modifier. Because cumulative EBITDA performance did not reach the threshold level for the performance period, no performance units were earned.
Key Compensation Corporate Governance Practices
The Committee periodically reviews executive compensation practices to ensure the Company’s programs remain aligned with market best practices, evolving investor expectations, and the Company’s operating and strategic priorities. The following practices and policies within our executive compensation program are intended to promote strong compensation governance and we believe are in the best interests of Tredegar and our shareholders:
We DO:
●make variable performance compensation a significant component of each executive’s total compensation, with the proportion of variable performance compensation increasing with the level of the executive's responsibility;
●balance short-term and long-term compensation, which is intended to discourage short-term risk-taking at the expense of long-term results;
●require meaningful stock ownership and retention at levels that increase with responsibility;

●grant half of long-term incentive compensation in the form of performance awards vesting based on multi-year financial and shareholder return metrics (for our NEOs) and the remaining half in the form of restricted stock awards with three-year vesting and limited transfer rights for restricted stock until the NEO is in compliance with the executive stock ownership policy;
●use an independent executive compensation consultant that reports directly to the Committee and does not provide any services to Tredegar other than executive and director compensation services;
●conduct an annual compensation risk review of potential and existing risks arising from our compensation programs and policies and historically have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Tredegar; and
●have a clawback policy that requires the recovery of incentive-based compensation received as a result of financial results subject to an accounting restatement.
We do NOT:
●permit hedging transactions in our stock under any circumstances by our directors or officers;
●provide any employees, including executives, with special perquisites such as personal use of corporate assets or special company-funded executive deferred compensation plans maintained solely for the benefit of the executives;
●have fixed-term employment agreements with any employees, including our executive officers; or
●permit stock option re-pricings without shareholder approval, and discounted stock options are not permitted under our equity incentive plan.
What Guides our Program
Compensation Philosophy and Objectives
Our businesses operate in highly competitive industries that require outstanding customer service and manufacturing efficiency. To lead and manage these businesses, we require high-caliber executive talent with strong vision and operational skills. The objectives of our executive compensation programs are to attract, motivate and retain highly qualified executive officers. To accomplish these objectives, we rely on a pay strategy that emphasizes performance-based compensation through annual and long-term incentives. We believe that this pay strategy aligns with our business strategy of generating strong operating results and shareholder value creation while controlling fixed costs. In this manner, we believe that our executive compensation program supports and reinforces our business objectives and creates a strong link between pay and performance.
Specifically, our executive compensation program:
•is primarily performance-based, with the percentage of an executive’s total compensation opportunity that is based on our financial performance increasing with the executive’s level of responsibility;
•is significantly stock-based in order to align the interests of our executives with those of our shareholders;
•is intended to enhance retention of our executives by subjecting a meaningful portion of their total compensation to multi-year vesting;
•links a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;
•provides our executives with an opportunity for competitive total pay; and
•does not encourage our executives to take unnecessary or excessive risks.
Our executive compensation philosophy and strategy aim generally to provide targeted compensation opportunities for base salaries, annual cash incentives and long-term equity incentives near the 50th percentile of our peer group (as defined below) in order to attract and retain talent while using a balance of fixed and variable pay programs to align actual compensation earned with Company performance. Allocations between short-term and long-term compensation opportunities and between cash and equity awards take into account market data but may vary over time and among executives. Greater detail regarding these Company-specific and individual factors is included in the discussion below.

Elements of Our Executive Officer Compensation Program
The Committee believes that the various elements of our compensation program effectively achieve the objective of aligning compensation with performance measures that are directly related to Tredegar’s financial goals and creation of shareholder value, without encouraging executives to take unnecessary or excessive risks. The core elements of our 2025 compensation program for our executive officers are described below:

Element	Description	Objective
Base Salary	Fixed cash compensation	Reflects competitive market compensation, individual performance, experience, and level of responsibility
Annual Incentives	Short-term variable compensation via an annual cash incentive plan (for 2025, the 2025 Cash Incentive Plan)	Rewards achievement of financial performance goals and individual performance objectives
Long-Term Incentive	Long-term variable compensation, in the form of restricted stock awards and performance units	Rewards achievement of long-term performance goals and shareholder value creation; promotes retention of executive officers
Defined Contribution Plans	Savings Plan (401(k) Plan) and Savings Plan Benefit Restoration Plan (SPBR Plan) (together Defined Contribution Plans)	Provides competitive benefits and savings opportunities for retirement
Process and Procedure for Determining Compensation of Executive Officers
The Role of the Executive Compensation Committee. The primary role of the Committee is to develop, oversee and administer Tredegar’s executive compensation philosophy and programs in a manner that supports the Company’s strategic objectives, reinforces a strong pay-for-performance culture and aligns executive interests with those of shareholders. Acting on behalf of the Board, the Committee has overall responsibility for evaluating the performance of and approving the compensation of our CEO, as well as approving the compensation for the other NEOs and certain other officers designated by the Committee. The Committee also oversees the design and administration of the Company’s annual and long-term incentive programs and reviews compensation-related risk. The Committee is composed entirely of independent directors who meet the independence requirements of the NYSE and the SEC, as well as the additional independence standards applicable to compensation committee service. The Committee operates pursuant to a written charter approved by the Board which can be accessed on our website at www.tredegar.com by selecting “Corporate Governance” under the “Investors” section, and exercises independent judgment in carrying out its responsibilities.
The Role of Management. Our CEO makes specific recommendations to the Committee regarding the compensation of our NEOs, other than himself, and certain other officers designated by the Committee based on the compensation structure approved by the Committee. After review and discussion, the Committee gives its final approval of the compensation for our CEO, other NEOs, and certain other officers designated by the Committee. The Committee reports regularly to the Board on matters relating to the Committee’s actions.
The Role of the Independent Compensation Consultant. Under its charter, the Committee has the authority to engage compensation consultants to assist the Committee in fulfilling its responsibilities. The Committee has engaged Pearl Meyer & Partners, LLC (Pearl Meyer), a nationally recognized compensation consulting firm, as its outside advisor for executive compensation. Pearl Meyer reports directly to the Committee, and the scope of its work is directed by the Committee. In retaining Pearl Meyer, the Committee assessed the independence of Pearl Meyer pursuant to applicable NYSE and SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Committee.
The Role of the Peer Group. Executive compensation was last compared against a peer group in 2022, when, upon the Committee’s request, Pearl Meyer conducted a competitive market study of executive compensation levels for our NEOs. The study included compensation data as disclosed in peer company proxy statements as well as survey compensation data published in the fall of 2022. The 2022 peer group consisted of the following companies:
AdvanSix Inc.
Albany International Corp.
American Vanguard Corporation
Apogee Enterprises, Inc.
Clearwater Paper Corporation
CSW Industrials, Inc.
Insteel Industries, Inc.
Janus International Group, Inc.

Mativ Holdings, Inc.
Mayville Engineering Company
Myers Industries, Inc.
P. H. Glatfelter Company
Rogers Corporation
Quanex Building Products Corporation
Standex International Corporation
TriMas Corporation Inc.
The peer group companies listed above were chosen because they operate in industries similar to those in which we operate, and, at the time they were selected, had similar annual revenues (collectively referred to as the peer group).
In determining the compensation of our CEO and approving the compensation structure for our NEOs and certain other officers designated by the Committee, the Committee considers Tredegar’s performance, individual executive performance, recommendations from the CEO (for all positions other than the CEO), the peer group compensation, published compensation survey data and recommendations by Pearl Meyer. The Committee also reviews reports prepared by management showing all elements of compensation and total compensation payable to each NEO. Both the external market pay data and the internal pay history help guide the Committee’s decision making, but no precise formulas or percentiles are applied to all NEOs in all situations.
2025 Compensation Decisions
Base Salaries
We seek to provide our executive officers with base salaries that are targeted within competitive market levels and that reflect the executive’s skills and abilities, experience, responsibilities, internal equity, performance, and potential. The Committee believes setting base salaries at this level allows us to attract, motivate and retain highly-qualified executive officers while maintaining an appropriate cost structure.
For 2025, no base salary increase was approved for Mr. Steitz, and Messrs. Edwards and Donnelly received base salary increases of 3%, consistent with the Company’s overall annual salary adjustment practices. The base salary for each NEO was as follows:

Named Executive Officer	2024 Base Salary	2025 Base Salary	% Increase
John M. Steitz	$937,560	$937,560	—
D. Andrew Edwards	$517,064	$532,576	3%
Kevin C. Donnelly	$467,075	$481,087	3%
Annual Incentives
General. Annual cash incentive opportunities serve to link executive rewards to our financial performance and the achievement of individual objectives. Each year, we establish business plans for the forthcoming year that include financial, strategic, and other goals for each of our operating businesses. These business plans are reviewed by the Board. Annual incentive payouts for our NEOs are determined based on the achievement of approved objectives related to these business plans.
Target Award Opportunity. For 2025, each NEO had the following award opportunity as a percentage of 2025 base salary under the 2025 Cash Incentive Plan:

Named Executive Officer	Threshold Bonus %	Target Bonus %	Maximum Bonus %
John M. Steitz	—	64.0%	—
D. Andrew Edwards	35.0%	70.0%	140.0%
Kevin C. Donnelly	35.0%	70.0%	140.0%
2025 Cash Incentive Plan. For our CEO, determination of his 2025 Cash Incentive Plan payout was entirely dependent on the achievement of successful execution of a Company-wide strategic objective set by the Board.
For our other NEOs, determination of their payout was dependent on the achievement of Consolidated Adjusted EBITDA financial results, as further defined below, and the achievement of the strategic priorities established by the Board. Consolidated Adjusted EBITDA performance was used to establish the baseline payout level, which was then subject to adjustment upward or downward based on the level of achievement of the strategic objectives. For 2025, the non-CEO NEOs were subject to a strategic performance objective, relating to execution of strategic priorities assigned to each individual by the Board.

2025 Financial Performance Measures and Results. To establish a direct link between the annual incentive awards and the interests of our shareholders, the Committee assesses performance against one or more financial measures to establish the size of the incentive pool used for payment of annual incentive awards for the year. For 2025, the key financial measure of operating performance used to determine the amount, if any, of the annual incentive pool was Consolidated Adjusted EBITDA. Achievement of the Consolidated Adjusted EBITDA threshold was required for any incentive plan payout. The Committee believes that the use of Consolidated Adjusted EBITDA is effective and appropriate because it reflects income statement performance, which is consistent with the interests of our shareholders. When setting the financial performance goals for the 2025 Cash Incentive Plan, the Committee reviewed and approved the following performance targets for the 2025 Cash Incentive Plan as they apply to our non-CEO NEOs:

2025 Target ($ in Thousands)
	Threshold	Target	Maximum
Consolidated Adjusted EBITDA	34,516	48,516	64,516
For purposes of the 2025 Cash Incentive Plan, Consolidated Adjusted EBITDA excludes unusual items and losses associated with plant shutdowns, asset impairments, restructurings, gains and losses from the sale of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under ASC Topic 718, discontinued operations and other items that may be recognized or accrued under generally accepted accounting principles (GAAP). The accounting principles used to determine Consolidated Adjusted EBITDA are applied on a consistent basis with exceptions approved by the Committee. For the purposes of the incentive award calculations for 2025, Consolidated Adjusted EBITDA, as defined above, was further adjusted to exclude the following: (i) discretionary bonuses; (ii) income or expense relating to stock options, SARs, restricted stock, performance units, performance-based stock, or stock unit awards and phantom units; (iii) foreign exchange transaction gains and losses, (iv) income or loss associated with adjustments relating to the last-in, first-out method of accounting, and (v) certain one-time unusual expenses unrelated to the operating businesses or entities (items (i), (ii), (iii), (iv) and (v), the 2025 Excluded Items). For 2025, Consolidated Adjusted EBITDA was $56,107.
2025 Cash Incentive Plan Payouts. For our CEO, payout under the 2025 Cash Incentive Plan was based solely on the successful execution of a Company-wide strategic objective set by the Board, which was not achieved. Accordingly, no annual cash incentive payout was earned by our CEO for 2025.
For our other NEOs, Consolidated Adjusted EBITDA performance for 2025 exceeded target; however, a prerequisite to any payout was the execution of strategic priorities assigned to each individual by the Board. The Board determined that no annual cash incentive payout was earned by Mr. Edwards. With respect to Mr. Donnelly, the Board determined a payout of $496,386 was earned by Mr. Donnelly based on the achievement of Consolidated Adjusted EBITDA financial results and on his execution of Board‑designated strategic priorities.
Long-Term Incentives

Long-term incentives are an important element of our compensation program. The 2018 Plan allows for the granting of stock options, restricted stock, SARs and other equity awards based on Tredegar common stock, as well as performance-based long-term incentive cash awards. We believe long-term incentives, such as those permitted by the 2018 Plan, promote our success by helping to retain executives and by focusing employee efforts on achieving performance goals that lead to long-term growth of shareholder value. Long-term equity-based awards are generally approved each year during the first quarter of the year and typically become effective on the third business day following the release of our fourth quarter earnings for the preceding year.
In consultation with Pearl Meyer, the Committee reviewed and considered various forms and methods of providing long-term incentive compensation opportunities to our executive officers. After considering factors such as pay and performance alignment, shareholder alignment, retention goals, accounting cost, share usage, shareholder dilution, the ratio of short-term and long-term compensation, tax implications, peer group practices and market trends, the Committee approved for 2025 the use of (1) service-based restricted stock and (2) performance units. These service-based restricted stock and performance unit awards were intended to further balance the performance and retention objectives of our long-term incentive program and to create additional stock ownership opportunities for executives and to further align their interests with shareholders.
The Committee determined that the long-term incentive grant mix for 2025 for our NEOs would be as follows: 50% of the long-term incentive grant value in the form of performance units and 50% of the long term incentive grant value in the form of service-based restricted stock. The specific number of restricted stock and performance units is generally based on converting the long term incentive grant value into an appropriate number of shares for each form of grant being awarded. For conversion purposes, shares of restricted stock and performance units granted in 2025 were valued based on the closing price of Tredegar common stock as reported on the NYSE on the date of grant (March 6, 2025). Grant levels may then be adjusted up or down, at the Committee’s discretion, based on a variety of factors, including, but not limited to, our performance, the executive’s performance, internal pay equity and share availability under the 2018 Plan.
Restricted Stock. During 2025, the Committee approved service-based restricted stock awards for Messrs. Edwards and Donnelly. No restricted stock award was approved for Mr. Steitz in 2025.

Named Executive Officer	Grant Date(1)	Award(#)	Fair Value as of Grant Date
D. Andrew Edwards(2)	3/6/2025	44,832	$310,237
Kevin C. Donnelly	3/6/2025	33,748	$233,536
(1)The shares of restricted common stock will vest on March 6, 2028.
(2)In connection with his retirement effective December 31, 2025, Mr. Edwards forfeited his unvested restricted stock award.
Restricted stock awards generally vest three years from the date of grant. The shares of restricted stock (net of any shares surrendered to satisfy tax withholding obligations) must be retained by the NEO until the earlier of (i) the date that the NEO is in compliance with the ownership requirements of Tredegar’s Executive Stock Ownership Policy (the Policy), (ii) the date that the NEO is not subject to the Policy, (iii) a change in control of Tredegar, (iv) the NEO’s death or (v) the NEO’s retirement.
Performance Units. Performance units are long-term cash incentive compensation settled in cash and have a two-year performance period for the financial metric, and a three-year period for the rTSR modifier. Payouts are based on the achievement of specific cumulative Consolidated Adjusted EBITDA performance goals for the period from January 1, 2025, through December 31, 2026. Payouts, if any, may range from 0% to 150% of the target award, with threshold, target, and maximum performance corresponding to 50%, 100%, and 150% payout levels, respectively. Performance below the threshold level (50%) results in no payout.
The financial payout calculation for our NEOs is preliminary and subject to adjustment based on the rTSR of the Company compared to the Industrial and Materials companies in the S&P 600 Index for the period from January 1, 2025, through December 31, 2027. If the Company’s rTSR is less than the 25th percentile of the comparator group, there is no payout. If the Company’s rTSR is between 25th and 75th percentile of the comparator group, the preliminary payout will not be adjusted. If the Company’s rTSR is greater than 75th percentile of the comparator group, the preliminary payout calculation will be increased by 50%.
During 2025, the Committee approved performance unit awards for Messrs. Edwards and Donnelly. No performance unit award was approved for Mr. Steitz in 2025.

Named Executive Officer	Grant Date	Award(1)(#)	Fair Value as of Grant Date(2)
D. Andrew Edwards(3)	3/6/2025	44,832	$310,237
Kevin C. Donnelly	3/6/2025	33,748	$233,536
(1)Cash settled performance units for Messrs. Edwards and Donnelly have an additional 3-year rTSR adjustment on top of a 2-year cumulative Consolidated Adjusted EBITDA achievement, payable in 2028 with a potential $0 payout at threshold if the Company’s rTSR is less than the 25th percentile of the comparator group. The number of awarded performance units was determined by dividing the value of the award approved by the Committee by our closing stock price on the date of grant at $6.92.
(2)The grant date fair value of the awards is the estimated fair value of the original award at the date of the grant. The grant date fair value of $6.92 per performance unit was estimated as of the grant date using the closing stock price on that date.
(3)In connection with his retirement effective December 31, 2025, Mr. Edwards forfeited his unvested 2025 performance unit award.
2023 Long-Term Incentive Awards. In 2023, the Committee approved a long-term incentive structure consisting of 50% restricted stock awards (three-year cliff vesting) and 50% performance units for the NEOs. The performance units were subject to a two-year cumulative EBITDA performance period (2023–2024). Payouts, if earned, would have been made in cash at 50% of target for threshold performance, 100% of target for target performance, and 150% of target for maximum performance. Performance was measured based on cumulative Consolidated Adjusted EBITDA and was subject to a three-year rTSR adjustment. Based on actual cumulative Consolidated Adjusted EBITDA results for the two-year performance period, the threshold level of performance was not achieved. Accordingly, no performance units were earned by any of the NEOs under the 2023 grant.
Other Compensation Practices, Policies and Guidelines
Executive Stock Ownership Policy
Tredegar places a strong emphasis on equity ownership by executive officers and other members of senior management to strengthen the alignment of our executives’ interests with shareholder long-term interests. Our CEO is required to acquire and maintain ownership of common stock with a value equal to 5.0 times his base salary. Our Executive Vice Presidents are required to acquire and maintain ownership of common stock with a value equal to 2.0 times their base salary. Our Vice Presidents are required to acquire and maintain ownership of common stock with a value equal to 1.25 times their base salary. The following types of common stock are counted toward the ownership total: shares held outright by the executive or their family, in trust for the benefit of the executive, in the executive’s 401(k) Plan account, restricted stock held by the executive (both vested and non-vested) and unvested phantom units. If a participant is newly hired or promoted, full compliance with the target ownership must be achieved by the executive within six years. Any NEO and other employee covered by the policy who are not in compliance with the policy must retain at least 50% of any net shares (shares remaining after shares are sold or netted to pay applicable withholding taxes) received upon vesting of restricted stock awards and phantom units until the NEO or other employee is in compliance with the policy. The Committee reviews the holdings of our NEOs annually. As of December 31, 2025, the NEOs were in compliance with the Executive Stock Ownership Policy.
Executive Incentive-Based Compensation Recoupment Policy (Clawback)
The Board, based on the Committee’s recommendation, approved and adopted an Executive Incentive-Based Compensation Recoupment Policy (Recoupment Policy), which is filed as an exhibit to our 2025 Form 10-K, effective as of August 2, 2012, and as amended effective as of October 2, 2023 (Effective Date). The purpose of the Recoupment Policy is to (i) prevent the unjust enrichment of current or former executive officers by permitting Tredegar to recover incentive-based compensation that was paid or issued or became vested as a result of financial results that were later determined to be incorrect, and (ii) mitigate the risk of manipulation of data used to determine the payment, issuance or vesting of incentive-based compensation. The Recoupment Policy applies to all incentive-based compensation received on or after the Effective Date to current or former executive officers of Tredegar. The Recoupment Policy applies if (a) Tredegar is required to prepare an accounting restatement of its consolidated financial statements due to the material noncompliance by Tredegar with any financial reporting requirement under the U.S. federal securities laws, and (b) a current or former executive officer of Tredegar received incentive-based compensation in excess of the amount of cash or the number of shares of Tredegar common stock that such executive officer would otherwise have received or that would have become vested if the restated financial statements had been used to determine whether such incentive-based compensation should have been received or vested. In these cases, Tredegar will recover from such current or former executive officer the amount of cash or shares that was paid or issued in excess of the amount of cash or shares that would have been paid or issued or have become vested according to the restated financial statements, calculated on a pre-tax basis.
Equity Grant Practices
Historically, we have generally granted equity awards following the release of our financial results for the applicable quarterly period, with the grants being effective after the release of our financial results. We do not take material nonpublic information into account when determining the timing or terms of equity awards, and we do not time the disclosure of material nonpublic information for purposes of affecting the value of equity awards. Our executive compensation program has not included awards of options, SARs or similar instruments with option-like features as a component of our long-term incentive plan since 2021.
Stock Hedging and Pledging Policies

Our Governance Guidelines bar our directors and executive officers from owning financial instruments or participating in investment strategies that hedge the economic risk of owning our stock. We also prohibit executive officers and directors from pledging our securities as collateral for loans (including margin loans) without the prior approval of our Nominating and Governance Committee.

Insider Trading Policy
We have an insider trading policy governing the purchase, sale and other dispositions of our securities that applies to all personnel of Tredegar and our subsidiaries, including directors, officers and employees and other covered persons. We believe that our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. A copy of our insider trading policy is filed as Exhibit 19 to the 2025 Form 10-K. In addition, with regard to our trading in our own securities, it is our policy to comply with the federal securities laws and the applicable listing standards.
Other Benefits for Our NEOs
In addition to the cash and equity compensation discussed above, we provide our NEOs with the same benefits package available to all of our salaried employees. When setting and determining annual compensation, the Committee reviews and considers all elements of compensation, including health and dental insurance (portion of costs), basic life insurance, long-term disability insurance and the Defined Contribution Plans. We do not provide executives with additional benefits or perquisites, such as company cars or vehicle allowances, personal use of corporate assets, or company-funded deferred compensation programs maintained solely for the benefit of executives. We do not believe that these types of benefits are currently needed to attract, motivate, and retain highly qualified executive officers.
Agreements with Executive Officers
As has been our practice, we do not currently have fixed-term employment agreements with any of our executive officers. From time to time, however, we have entered into severance agreements with certain of our executive officers to ensure that we will have the executive officer’s continued dedicated service notwithstanding the possibility, threat or occurrence of a change in control.
The severance agreements with Messrs. Edwards and Donnelly became effective September 29, 2023. Mr. Edwards's severance agreement terminated on December 31, 2025, in alignment with his voluntary retirement and without constituting a Qualifying Termination. These severance agreements are more fully described under “Compensation of Executive Officers – Other Potential Payments Upon Termination or a Change in Control – Agreements With Executive Officers” beginning on page 34 of this proxy statement.
Corporate Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deduction we may take for the annual compensation paid to each of our NEOs (covered officers). This $1 million deduction limit also applies to performance-based compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. While we considered the impact of this when developing and implementing our executive compensation programs, we do not believe that compensation decisions should necessarily be constrained by how much compensation is deductible for federal income tax purposes. As a result, the Committee retains the discretion to authorize payments that may not be deductible if it believes that they are in the best interests of Tredegar.
Risk Analysis of Executive Compensation Program
In 2025, the Committee asked management to undertake a risk assessment of Tredegar’s compensation programs and asked Pearl Meyer to review the assessment with regard to our executive compensation program. The assessment confirmed that our compensation programs do not incentivize our NEOs to take risks that are reasonably likely to have a material adverse effect on Tredegar. The Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to Tredegar’s overall business strategy. In its discussions, the Committee considered the attributes of our programs, including: (i) the balance between annual and longer-term performance opportunities; (ii) target executive compensation that is aligned with a well-defined industry peer group; (iii) short-term and long-term compensation programs based on financial metrics that measure both income statement performance and capital discipline; (iv) placement of a significant portion of our executive compensation “at risk” and dependent upon achieving specific corporate and individual performance goals; (v) stock ownership requirements that align executives’ interests with those of our shareholders; (vi) the absence of fixed-term employment contracts with our executives; (vii) long-term incentive equity awards and grants comprised of multiple forms of equity vesting over multiple years; (viii) having an incentive compensation recoupment (clawback) policy to authorize the potential recovery or adjustment of cash incentive payments and long-term equity payments paid to NEOs and other recipients under certain circumstances; (ix) having each executive’s short-term incentive opportunity capped at two times his target bonus; and (x) appropriate management supervision for sales-related incentives.

EXECUTIVE COMPENSATION COMMITTEE REPORT
Our Executive Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the CEO and approving the compensation structure for Tredegar’s other executive officers. In fulfilling its responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement.
Executive Compensation Committee:
Carl E. Tack III, Chairman
George C. Freeman III
Kenneth R. Newsome
Christine R. Vlahcevic

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of our Executive Compensation Committee was at any time an officer or employee of Tredegar. None of our executive officers serves as a director or member of a compensation committee (or other committee of a board performing equivalent functions) of another entity where an executive officer of such entity served as a director of Tredegar or on our Executive Compensation Committee.
The following table provides compensation information for our NEOs for 2025, 2024 and 2023.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards(1) ($)	Option/ SAR Awards (2)($)	Non-Equity Incentive Plan Compensa-tion(3)($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings($)	All Other Compen-sation(4) ($)	Total($)
John M. Steitz(5)(6) Former President and Chief Executive Officer	2025	937,560	—	—	—	—	—	46,878	984,438
	2024	937,560	—	1,648,003	—	937,560	—	28,970	3,552,093
	2023	928,545	—	576,750	—	281,268	—	116,376	1,902,939
D. Andrew Edwards Former Executive Vice President and Chief Financial Officer	2025	528,698	—	620,474	—	—	—	26,435	1,175,607
	2024	513,299	125,000	602,398	—	380,404	—	17,905	1,639,006
	2023	497,177	—	289,621	—	105,421	—	46,412	938,631
Kevin C. Donnelly Executive Vice President, General Counsel and Secretary	2025	477,584	—	467,072	—	496,386	—	23,879	1,464,921
	2024	463,674	125,000	453,472	—	294,538	—	22,787	1,359,471
	2023	449,111	—	218,012	—	81,625	—	52,568	801,316
(1)Represents the aggregate grant date fair value of awards determined pursuant to ASC Topic 718. For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP. For a description of the assumptions we used, see Note 10 to our financial statements, which is included in our 2025 Form 10-K. As part of the long-term incentive plan award, 50% is awarded in restricted stock and 50% in cash settled performance units. See “Compensation Discussion and Analysis – Long-Term Incentives – Restricted Stock” and “Compensation Discussion and Analysis – Long-Term Incentives – Performance Units” on page 25 of this proxy statement for additional information, including the achievement criteria associated with the cash settled performance units. The metric for long-term incentive awards is cumulative Consolidated Adjusted EBITDA. The grant date fair values of the performance-based awards, assuming performance at the maximum level over the two-year performance period, and rTSR performance greater than the 75th percentile of the comparator group during the three-year rTSR measurement period is: Mr. Edwards: $698,037 and Mr. Donnelly: $525,460. The “Stock Awards” column for fiscal year 2024 has been updated to include the grant date fair value of the cash settled performance units granted on December 5, 2024, which was previously disclosed in the “Compensation Discussion and Analysis” section and the “Grants of Plan-Based Awards” table in the proxy statement for our 2025 annual meeting but which was inadvertently omitted from the “Summary Compensation Table”.
(2)Represents the grant date fair value of stock option awards determined pursuant to ASC Topic 718. For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP. For a description of the assumptions we used, see Note 10 to our financial statements, which is included in our 2025 Form 10-K. The actual value an NEO may receive depends on market prices, and there can be no assurance that the amounts reflected in the “Option/SAR Awards” column will actually be realized. No gain to an NEO is possible without an appreciation in stock value.
(3)Represents cash awards to the NEOs under Tredegar’s annual cash incentive plans for the years indicated.

(4)These amounts include the following:

Name	Matching Contributions under the Retirement Savings Plan($)	Matching Contributions under the Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Savings Plan Benefit Restoration Plan($)	Dividends on Shares of Restricted Stock($)	Total($)
John M. Steitz	17,500	29,378	—	—	46,878
D. Andrew Edwards	12,011	14,424	—	—	26,435
Kevin C. Donnelly	17,500	6,379	—	—	23,879
(5)In 2022 and 2023, the Committee granted Mr. Steitz 83,652 and 134,229 shares of restricted stock, respectively, as part of the Company’s long-term incentive plan. In the third quarter of 2023, the Company determined that a portion of each of the restricted stock grants made in 2022 and 2023 inadvertently exceeded the 2018 Plan’s limits on the number of stock awards that may be granted to any individual (75,000 during a calendar year). Accordingly, in early 2024, 8,652 shares of the 2022 grant and 59,229 shares of the 2023 grant were rescinded.
(6) The value of shares in the Stock Award column represents 75,000 shares for 2023.
Grants of Plan-Based Awards
The following table presents information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2025.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (4)(#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John M. Steitz	3/6/2025	—	600,000	—	—	—	—	—	—
D. Andrew Edwards	3/6/2025	186,402	372,803	745,606	22,416	44,832	67,248	—	310,237
	3/6/2025	—	—	—	—	—	—	44,832	310,237
Kevin C. Donnelly	3/6/2025	168,381	336,761	673,522	16,874	33,748	50,622	—	233,536
	3/6/2025	—	—	—	—	—	—	33,748	233,536
(1)Represents the annual incentive opportunities under the 2025 Cash Incentive Plan. The actual amount paid to each NEO under the 2025 Cash Incentive Plan is included under “Summary Compensation Table – Non-Equity Incentive Plan Compensation” beginning on page 29 of this proxy statement.
(2)Represents cash settled performance units granted in 2025. See “Compensation Discussion and Analysis – Long-Term Incentives – Performance Units” on page 25 of this proxy statement for additional information, including the achievement criteria associated with the performance units. As of December 31, 2025, projected achievement of 2-year cumulative Consolidated Adjusted EBITDA exceeded target.
(3)The cash settled Performance Units for Messrs. Edwards and Donnelly have an additional 3-year rTSR adjustment on top of a 2-year cumulative Consolidated Adjusted EBITDA metric.
(4)Represents restricted stock awards granted in 2025.

Outstanding Equity Awards At Fiscal Year-End
The following table presents information concerning the number and value of stock option awards, SAR awards and stock awards for our NEOs outstanding as of the fiscal year ended December 31, 2025.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Option/SAR Exercise Price(1)($)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(9)($)
John M. Steitz(10)	427,275	10.75	03/18/2027	75,000(2)(8)	538,500	—	—
	35,909	15.25	03/18/2027	—	—	—	—
	263,914	16.37	03/20/2028	—	—	—	—
D. Andrew Edwards(10)	50,744	13.78	03/21/2026	37,662(2)	270,413	58,982(6)	423,492
	3,113	15.25	03/21/2026	—	—	—	—
	114,355	10.75	03/18/2027	—	—	—	—
	9,611	15.25	03/18/2027	—	—	—	—
	74,049	16.37	03/20/2028	—	—	—	—
Kevin C. Donnelly	5,489	10.75	03/18/2027	28,350(2)	203,553	14,175(5)	101,777
	461	15.25	03/18/2027	29,600(3)	212,528	44,400(6)	318,792
	50,859	16.37	03/20/2028	33,748(4)	242,311	33,748(7)	242,313
(1)In accordance with the 2018 Plan, the per share exercise price for the stock options and the exercise price for the SARs was not less than the fair market value of the shares of Tredegar common stock on the date of the applicable grant of the option or SAR, as determined by the closing price as reported on the NYSE on that date.
(2)The shares of restricted common stock that will vest on May 11, 2026.
(3)The shares of restricted common stock that will vest on March 5, 2027.
(4)The shares of restricted common stock that will vest on March 8, 2028.
(5)Cash settled performance units have an additional 3-year rTSR adjustment in addition to a 2-year cumulative Consolidated Adjusted EBITDA performance metric, payable in 2026 with a potential of $0 payout at threshold if the Company’s rTSR is less than the 25th percentile of the comparator group. As of December 31, 2025, the 2023 long-term incentive awards were below threshold based on the 2023–2024 cumulative Consolidated Adjusted EBITDA results.
(6)Cash settled performance units have an additional 3-year rTSR adjustment in addition to a 2-year cumulative Consolidated Adjusted EBITDA performance metric, payable in 2027 with a potential of $0 payout at threshold if the Company’s rTSR is less than the 25th percentile of the comparator group. As of December 31, 2025, the 2024 long-term incentive awards exceeded target based on the 2024–2025 cumulative Consolidated Adjusted EBITDA results.
(7)Cash settled performance units have an additional 3-year rTSR adjustment in addition to a 2-year cumulative Consolidated Adjusted EBITDA performance metric, payable in 2028 with a potential of $0 payout at threshold if the Company's rTSR is less than the 25th percentile of the comparator group. As of December 31, 2025, the 2025 long-term incentive awards were projected to achieve cumulative Consolidated Adjusted EBITDA results between threshold and target for the 2025–2026 performance period.
(8)In 2022 and 2023, the Committee granted Mr. Steitz 83,652 and 134,229 shares of restricted stock, respectively, as part of the Company’s long-term incentive plan. In the third quarter of 2023, the Company determined that a portion of each of the restricted stock grants made in 2022 and 2023 inadvertently exceeded the 2018 Plan’s limits on the number of stock awards that may be granted to any individual (75,000 during a calendar year). Accordingly, in early 2024, 8,652 shares of the 2022 grant and 59,229 shares of the 2023 grant were rescinded.

(9)Represents cash settled performance units granted in 2024. See “Compensation Discussion and Analysis – Long-Term Incentives – Performance Units” on page 25 of this proxy statement for additional information, including the achievement criteria associated with the performance units. As of December 31, 2025, projected achievement of 2-year cumulative Consolidated Adjusted EBITDA exceeded target.
(10)Messrs. Steitz and Edwards retired effective December 31, 2025. The equity amounts disclosed herein reflect the treatment of outstanding awards as provided under their retirement settlement agreements.
Option Exercises and Stock Vested
The following table presents information concerning the exercise of stock options and vesting of stock (including restricted stock and performance units) for our NEOs during the fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
John M. Steitz(1)	—	—	75,000	611,250
D. Andrew Edwards	—	—	23,470	191,281
Kevin C. Donnelly	—	—	17,812	130,740
(1)In addition to vesting of 75,000 restricted shares, 8,652 phantom shares were settled in cash based on the May 2, 2025 closing price of $8.15.
Pension Benefits
Tredegar’s previous defined pension plan was terminated on October 31, 2023. Prior to its termination, of our NEOs, only Mr. Edwards participated in the pension plan.

Nonqualified Deferred Compensation
The following table presents information concerning the Savings Plan Benefit Restoration Plan for Employees of Tredegar Corporation (SPBR Plan), which is a defined contribution plan that provides for the deferral of compensation of our NEOs on a basis that is not tax-qualified.

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY(1)($)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE(2)($)
John M. Steitz	—	29,378	(11,394)	—	153,176
D. Andrew Edwards	—	14,424	(7,113)	—	99,628
Kevin C. Donnelly	—	6,379	(2,659)	—	42,721
(1)These amounts represent the sum of the amounts included in footnote (4) to the Summary Compensation Table beginning on page 29 of this proxy statement under the columns “Matching Contributions under the Savings Plan Benefit Restoration Plan” and “Dividends on Shares in the Savings Plan Benefit Restoration Plan.”
(2)These amounts include the following amounts that were previously reported as compensation in the Summary Compensation Table:

Name	Matching Contributions under the Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Savings Plan Benefit Restoration Plan($)	Total($)
John M. Steitz	29,378	—	29,378
D. Andrew Edwards	14,424	—	14,424
Kevin C. Donnelly	6,379	—	6,379

SPBR Plan
Because of Internal Revenue Code limitations on the matching contributions we are entitled to make on behalf of highly compensated employees to Tredegar’s 401(k) Plan, we adopted the SPBR Plan under which we credit the matching contribution we would have been able to make to the 401(k) Plan, but for the Internal Revenue Code limitations, to an account representing the employee’s interest in the SPBR Plan for each payroll period. Every employee who qualifies as “highly-compensated” under the Internal Revenue Code becomes a member of the SPBR Plan as of the date his or her contributions to the 401(k) Plan are limited by IRS regulations.
Our contributions to the SPBR Plan are converted to phantom shares of Tredegar common stock based on the fair market value at the end of the month in which the contributions are credited. Contributions to the SPBR Plan either match those that could not be made to the 401(k) Plan because of Internal Revenue Code limitations or are dividends on shares of stock already credited to the participant.
The value of an account at any given time is based upon the fair market value of Tredegar common stock. The fair market value of Tredegar common stock was $7.18 on December 31, 2025. We reserve the right to terminate or amend the SPBR Plan at any time.
A participant in the SPBR Plan becomes 100% vested in his or her benefit under the SPBR Plan if he or she works at least one hour on or after January 1, 2008.
Retirement. If an NEO retires from Tredegar, he will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which his benefit under the 401(k) Plan is distributed, subject to Internal Revenue Code Section 409A.
Termination. If the NEO’s employment with us ends due to termination, he will be entitled to receive the value of his vested benefit in the SPBR Plan as of the last business day of the month in which he receives his vested benefit under the 401(k) Plan, subject to Internal Revenue Code Section 409A.
Disability. If the NEO separates from service due to a disability, he will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which his benefit under the 401(k) Plan is distributed, subject to Internal Revenue Code Section 409A.
Death. If the NEO dies while employed by us, his beneficiary will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which the NEO’s benefit under the 401(k) Plan is distributed, subject to Internal Revenue Code Section 409A.
The table included below provides information with respect to the benefits we would have had to pay to our NEOs assuming any of the events described above had occurred on December 31, 2025.

Name	Payment on Retirement(1)($)	Payment on Termination(1)($)	Payment on Death or Disability(1)($)
John M. Steitz	29,378	29,378	29,378
D. Andrew Edwards	14,424	14,424	14,424
Kevin C. Donnelly	6,379	6,379	6,379
(1)Under the terms of the SPBR Plan, if any of these events occurred on December 31, 2025, the earliest payment date would be January 30, 2026, and the amount payable would be based on the closing price of Tredegar common stock on January 30, 2026, the date of payment. In addition, the SPBR Plan provides that payment for a portion of the shares of Tredegar common stock held in a participant’s account would be withheld for six months and the payment would be based on the closing price of Tredegar common stock on the date of payment. The amounts set forth above assume that the total payment was made on December 31, 2025, based on the closing price of Tredegar common stock on December 31, 2025, which was $7.18.
Other Potential Payments Upon Termination or a Change in Control
Equity Incentive Plans
Grants are awarded under the Amended and Restated 2018 Equity Incentive Plan. Under the 2018 Plan, performance stock units, shares of restricted Tredegar common stock, stock options and SARs granted vest immediately upon the NEO’s death, termination of employment due to disability, or termination without cause or resignation for good reason following a change of control of Tredegar. The 2018 Plan generally provides that a change in control occurs if (1) a person (or a group of persons) becomes the owner of 50% or more of our voting securities, (2) there is a substantial change in the composition of the Board, (3) there is a business combination in which our shareholders own 80% or less of the surviving entity or (4) our shareholders approve a liquidation or dissolution of Tredegar or the sale of all or substantially all of Tredegar’s assets.
The table included below assumes the NEO’s death, termination of employment due to disability or a change of control of Tredegar occurred on December 31, 2025, and provides the value that our NEOs would have realized from the equity awards held as of December 31, 2025, based on the closing price of Tredegar common stock on December 31, 2025, which was $7.18.
Messrs. Steitz and Edwards retired effective December 31, 2025, and therefore are no longer eligible for the potential payments described in this section. Accordingly, they are not included in the following table.

Name	Equity Awards(#)	Exercise Price($/Sh)	Value upon Death, Disability or Change of Control($)
Kevin C. Donnelly	28,350	—	203,553.00
	29,600	—	212,528.00
	33,748	—	242,311.00
	5,489	10.75	—
	461	15.25	—
	50,859	16.37	—

			658,392.00
Voluntary Retirement-Related Compensation Payments for Former NEOs
As previously disclosed, Mr. Steitz and Mr. Edwards retired from the Company effective December 31, 2025. In connection with their respective retirements, each former NEO was entitled to certain equity-related benefits, as described below.
In connection with his retirement, Mr. Edwards received the following equity‑related benefits:
•Restricted Stock Awards. Continued vesting eligibility with respect to 37,662 shares of restricted stock, which are scheduled to vest on May 11, 2026.
•Cash Settled Performance Units. Eligibility to receive a cash payout with respect to previously granted performance units in March 2027, subject to the achievement of the applicable rTSR performance conditions. Based on an estimated Consolidated Adjusted EBITDA achievement of 112.6% as of December 31, 2025, the estimated payout value is $359,808.
•Stock Options And Stock Appreciation Rights. Outstanding vested stock options and stock appreciation rights covering 251,872 shares will remain outstanding and exercisable through their respective original expiration dates, subject to the terms of the applicable award agreements.
In connection with his retirement, Mr. Steitz received the following equity‑related benefits:
•Restricted Stock Awards. Continued vesting eligibility with respect to 75,000 shares of restricted stock, scheduled to vest on May 11, 2026.
•Stock Options and Stock Appreciation Rights. Outstanding vested stock options and stock appreciation rights covering 727,098 shares will remain outstanding and exercisable through their respective original expiration dates, subject to the terms of the applicable award agreements.
Agreements with Executive Officers
We do not currently have fixed-term employment agreements with any of our executive officers. We do have a change-in-control severance agreements (a CIC Agreement) with Mr. Donnelly, in the form approved by the Committee. Pursuant to the CIC Agreement, if Mr. Donnelly is terminated without Cause (as defined in the CIC Agreement) or leaves with Good Reason

(as defined in the CIC Agreement) (each a Qualifying Termination), he will receive a lump sum payment equal to (i) his annual base salary plus (ii) his target annual cash incentive payment for the year in which the Qualifying Termination occurs multiplied by:
• 2.0 in the context of a Qualifying Termination occurring: (A) within the 6-month period immediately prior to a Change in Control (as defined in the CIC Agreement), which will be extended to 12 months immediately prior to a Change in Control if a transaction document implementing the Change in Control is executed and within the following 12 months from such execution a Change in Control is consummated, or (B) within the 2-year period immediately following a Change in Control; or
• 1.0 in the context of a Qualifying Termination other than as set forth above.
In addition, the CIC Agreement provides for certain other customary benefits, including payment of accrued compensation, acceleration of unvested equity awards and cash-based long-term incentive awards, and COBRA benefits, in each case subject to the conditions and qualifications set forth in the CIC Agreement. The receipt of the payments and other benefits provided for in the CIC Agreement is subject to the execution of a customary waiver and release of claims against Tredegar.
We had entered into an identical CIC Agreement with Mr. Edwards, however, consistent with his voluntary retirement, Mr. Edwards’ CIC Agreement terminated on December 31, 2025, without triggering a Qualifying Termination.

CEO PAY RATIO DISCLOSURE
Pursuant to Item 402(u) of Regulation S-K, we are required to provide the following information with respect to fiscal year 2025:
●The annual total compensation of the individual identified as the median compensated employee of Tredegar (other than Mr. Steitz, our former CEO) was $64,569; and
●The annual total compensation of Mr. Steitz, our former CEO, was $984,438.
Based on this information, the ratio of the annual total compensation of our former CEO to our median compensated employee was 15 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
We employed the following methodology, material assumptions, adjustments and estimates to identify the median compensated employee and determine such employee’s annual total compensation:
●Employee Population Measurement Date: We used December 31, 2025, as the date to determine our employee population.
●Compensation Time Period: We measured compensation for the above employees using the 12-month period ended December 31, 2025.
●Consistently Applied Compensation Measure: To identify our median compensated employee (other than our CEO), we used employee salaries and overtime. Compensation for full-time employees hired during fiscal year 2025 was annualized. For purposes of this disclosure, salaries and overtime for employees located outside the United States were converted from local currency to U.S. dollars using the rate of exchange used in our 2025 Strategic Plan for that location.
●Determining Median Compensated Employee’s Pay for CEO Ratio: With respect to our median compensated employee, we then identified and calculated the elements of such employee’s compensation for fiscal year 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (which are the same requirements we use to calculate our CEO’s annual total compensation), resulting in annual total compensation of $64,569.
●Determining CEO’s Pay for CEO Ratio: With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table included in this proxy statement.

PAY VERSUS PERFORMANCE DISCLOSURE
In accordance with the SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding “compensation actually paid” (CAP) to our CEO and our other two NEOs and certain company performance measures for the fiscal years listed below. You should refer to our CD&A for a complete description of how executive compensation relates to company performance and how the Executive Compensation Committee makes its decisions.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2)(3)	Average Summary Compensa-tion Table Total for Non-CEO NEOs(1)(4)	Average Compensation Actually Paid to Non-CEO NEOs(1)(2)(3)(4)	Tredegar Corporation	S&P SmallCap 600 Index	Net Income (in millions)	Consolidated Adjusted EBITDA (in millions)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$984,438	$(670,118)	$1,320,264	$847,739	$48.20	$131.18	$(33)	$56
2024	$3,552,093	$3,892,294	$1,499,239	$1,618,549	$51.55	$125.85	$(65)	$65
2023	$1,902,939	$105,227	$869,974	$385,321	$36.31	$117.81	$(106)	$33
2022	$3,362,131	$2,977,839	$1,172,140	$834,135	$66.23	$103.45	$29	$91
2021	$3,673,092	$839,896	$1,698,752	$1,170,165	$73.25	$125.27	$58	$98
(1)The numbers in this column have been revised from the numbers previously reported in last year's "Pay Versus Performance Disclosure" in order to correct an administrative error.
(2)Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid consist of:

	2025
	John Steitz	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$984,438	$1,320,264
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	—	$(543,773)
Year-end fair value of unvested awards granted in the current year	—	$229,710
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(37,500)	$(9,958)
Fair values at vest date for awards granted and vested in current year	—	—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$35,250	$2,487
Forfeitures during current year equal to prior year-end fair value	$(1,652,306)	$(150,993)
Dividends or dividend equivalents not otherwise included in the total compensation	—	—
Total Adjustments for Equity Awards	$(1,654,556)	$(472,525)
Compensation Actually Paid (as calculated)	$(670,118)	$847,739
(3)Equity valuation assumptions for calculating Compensation Actually Paid are not materially different from grant date valuation assumptions.
(4)Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
2025: D. Andrew Edwards, Kevin Donnelly
2024: D. Andrew Edwards, Kevin Donnelly
2023: D. Andrew Edwards, Kevin Donnelly
2022: D. Andrew Edwards, Kevin Donnelly
2021: D. Andrew Edwards, Kevin Donnelly

(5)Consolidated Adjusted EBITDA from ongoing operations is a non-GAAP financial measure. Consolidated Adjusted EBITDA excludes unusual items and losses associated with plant shutdowns, asset impairments, restructurings, gains and losses from the sale of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under ASC Topic 718, discontinued operations and other items that may be recognized or accrued under GAAP.
Pay Versus Performance: Graphical Description
The illustrations below provide a graphical description of CAP and the following measures:
●the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
●the Company’s Net Income; and
●the Company Selected Measure, which for Tredegar is Consolidated Adjusted EBITDA.
CAP and Cumulative TSR / Cumulative TSR of the Peer Group
CAP and Company Net Income

CEO and Avg. Non-CEO CAP v. Net Income
Compensation ($000s)
$5,000
$4,000
$3,000
$2,000
$1,000
$-
$(1,000)
$60
$40
$20
$-
$(20)
$(40)
$(60)
$(80)
$(100)
$(120)
Net Income ($ Mil.)
2021
2022
2023
2024
2025
CEO CAP
Average NEO CAP
Net Income ($Mil.)

CAP and Consolidated Adjusted EBITDA

Tabular List of Financial Performance Measures
In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules) to our NEOs in 2025 to our performance were:
●Consolidated Adjusted EBITDA;
●Relative Total Shareholder Return; and
●Stock price.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing shareholders with the opportunity to cast a non-binding advisory vote on the compensation of our NEOs. This non-binding advisory vote, which is commonly referred to as a “say-on-pay” vote, provides shareholders with the opportunity to express their views on the compensation paid by Tredegar to our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs as described in “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement, the accompanying compensation tables, and the related narrative disclosure.
As described in detail in our “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement, our compensation programs are designed so that our executives are incentivized to achieve specific company performance goals and personal objectives that will build shareholder value over the long term without encouraging undue or unreasonable risk taking. Our Executive Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our shareholders.
The Board recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation of Tredegar’s named executive officers as disclosed in the Proxy Statement for the 2026 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure is hereby approved.”
Although this vote is advisory and is not binding, the Board and our Executive Compensation Committee, which is comprised solely of independent directors, are expected to take into account the outcome of the vote when considering future executive compensation decisions.
Vote Required and Voting Recommendation
This proposal will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes will have no effect on the outcome.
The Board recommends that you vote “FOR” this proposal.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information with respect to the 2018 Plan under which securities are authorized for issuance as of December 31, 2025.

Plan Category	Column (a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Column (b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Column (c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans, Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	1,205,105	$12.90	1,678,682
Equity compensation plans not approved by security holders	—	—	—
Total	1,205,105	$12.90	1,678,682

REPORT OF THE AUDIT COMMITTEE
Our Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar by monitoring the quality and integrity of the financial statements, the financial reporting processes and the systems of internal accounting and financial controls of Tredegar. Our Audit Committee operates under a written charter that has been adopted by Tredegar’s Board and is available on Tredegar’s website (www.tredegar.com) by selecting “Corporate Governance” under “Investors.” Management is responsible for the preparation of Tredegar’s financial statements, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of Tredegar’s internal control over financial reporting. KPMG LLP (KPMG), Tredegar’s independent registered public accounting firm, is responsible for performing an independent audit of those financial statements and Tredegar’s internal control over financial reporting. KPMG has acted as Tredegar’s independent registered public accounting firm since 2018.
Our Audit Committee has met and held discussions with management and KPMG regarding Tredegar’s audited 2025 consolidated financial statements. Management represented to our Audit Committee that Tredegar’s consolidated financial statements were prepared in accordance with GAAP, in all material respects, and our Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.
Our Audit Committee has discussed with KPMG the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, our Audit Committee has received the written disclosures and the letter from KPMG relating to the independence of that firm as required by the applicable requirements of the PCAOB and has discussed with KPMG that firm’s independence with respect to Tredegar.
In reliance upon our Audit Committee’s discussions with management and KPMG and our Audit Committee’s review of the representations of management and the report of KPMG to our Audit Committee, our Audit Committee recommended that the Board include the audited consolidated financial statements in Tredegar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC.
Audit Committee:
Thomas G. Snead, Jr., Chairman
Gregory A. Pratt
Carl E. Tack III
Christine R. Vlahcevic

AUDIT AND NON-AUDIT FEES
The following table presents the fees billed for professional services rendered by KPMG for the audits of our consolidated financial statements for the years ended December 31, 2025, and 2024, and other services rendered by KPMG during this period.

	2024	2025
Audit Fees	$3,427,675	$2,971,000
Tax Fees	$40,000	$66,409
Total Fees	$3,467,675	$3,037,409
Audit Fees include fees billed for services performed to comply with the standards of the PCAOB, including the recurring audit of our consolidated financial statements and of our internal control over financial reporting. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide and assistance with and review of documents filed with the SEC.
Tax Fees primarily include fees associated with tax audits, tax compliance and tax consulting, as well as domestic and international tax planning and assistance.
Our Audit Committee has concluded that the provision of the non-audit services listed above as “Tax Fees” is compatible with maintaining the auditor’s independence.
Our Audit Committee has adopted written procedures for pre-approving certain audit and permissible non-audit services provided by our independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of audit and permissible non-audit services and to engage the independent registered public accounting firm for any audit and permissible non-audit services not included in the budget. For both types of pre-approval, our Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. Our Audit Committee may delegate pre-approval authority to the Chair of our

Audit Committee. Our Audit Committee periodically monitors the services rendered, and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by our Audit Committee.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and has further directed that management submit such appointment of KPMG for ratification by the shareholders at the annual meeting. We expect representatives of KPMG to participate in the virtual annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Shareholder ratification of our Audit Committee’s appointment of KPMG as our independent registered public accounting firm is not required by our amended and restated Bylaws (Bylaws) or otherwise. If our shareholders fail to ratify the appointment, our Audit Committee will take such failure into consideration in future years. If our shareholders ratify the appointment, our Audit Committee, in its discretion, may still direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of Tredegar.
Vote Required and Board Recommendation
The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes will have no effect on the outcome.
The Board recommends that you vote “FOR” this proposal.

DIRECTOR NOMINATING PROCESS AND SHAREHOLDER PROPOSALS
Nominating and Governance Committee Process for Identifying and Evaluating Director Candidates
Our Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Governance Guidelines, which require that a majority of the Board must be independent directors under the general independence standards of the NYSE listing standards and under our Governance Guidelines. Our Nominating and Governance Committee evaluates all candidates’ qualifications to serve as members of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, our Nominating and Governance Committee will evaluate a candidate’s independence, age, skills, and experience in the context of the Board’s needs. Our Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criteria are necessarily applicable to all prospective nominees and directors other than having the highest standards of business and professional conduct.
Although we have no formal policy on diversity, we believe the Board should exhibit diversity of backgrounds and expertise. Our Nominating and Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (e.g., age, skill, etc.) and experience (e.g., industry, professional, public service, etc.) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. Our Nominating and Governance Committee believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations.
Director Candidate Recommendations and Nominations by Shareholders
Our Nominating and Governance Committee’s Charter provides that our Nominating and Governance Committee will consider director candidate recommendations by our shareholders. Shareholders should submit any such recommendations to our Nominating and Governance Committee through one of the methods described under “Voting Information ‒ How do I communicate with the Board of Directors?” on page 6 of this proxy statement. There are no differences in the manner in which our Nominating and Governance Committee evaluates director candidates based on whether shareholders recommend the candidates.
In addition to candidate recommendations, any shareholder entitled to vote for the election of directors may nominate persons for election to the Board so long as the shareholder complies with the requirements set forth in the applicable provisions of our Bylaws, as summarized in “Shareholders’ Proposals” below.

Our Nominating and Governance Committee did not receive any recommendations of director candidates from any shareholder or group of shareholders during 2025, nor were there any shareholder nominations of any person for election as a director. Mr. Parks was identified by the Nominating and Governance Committee through its Board refreshment initiatives and was elected to our Board effective February 3, 2026. Ms. Boiter was similarly identified as a potential director nominee through the Board refreshment initiatives and, upon the recommendation of the Nominating and Governance Committee, has been nominated for election as a director at the 2026 annual meeting. Dr. DasGupta was identified by us pursuant to our internal succession plan and, upon the recommendation of the Nominating and Governance Committee, was elected to our Board of Directors effective January 1, 2026.

Shareholders’ Proposals
The regulations of the SEC require any shareholder wishing to include in our proxy statement a proposal under Rule 14a-8 of the Exchange Act to be acted upon at the 2027 annual meeting of shareholders ensure that the proposal is received by Tredegar at our principal office in North Chesterfield, Virginia, no later than November 25, 2026.
Article I, Section 10 of our Bylaws also requires any shareholder wishing to make a proposal to be acted on at an annual meeting (but not included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act) must give written notice to our Corporate Secretary not later than 120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year. The notice must contain the information required by our Bylaws.
In addition, Article II, Section 5 of our Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as director(s) at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to our Corporate Secretary not later than:
●120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year; or
●with respect to an election of directors to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of a special meeting of shareholders is first given to shareholders.
Each notice must set forth information required by our Bylaws as to the shareholder giving the notice and the person whom the shareholder proposes to nominate for election as a director. In addition to satisfying the requirements under our Bylaws, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Tredegar’s nominees must provide notice that sets forth the information required by the Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of Tredegar’s shares entitled to vote on the election of directors in support of director nominees other than Tredegar’s nominees).
Because the 2026 annual meeting is being held on May 8, 2026, our Corporate Secretary must receive notice of a shareholder proposal or director nomination for the 2027 annual meeting no later than the close of business on January 8, 2027. These requirements are separate from the requirements of the SEC that a shareholder must meet to have a proposal included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.
Our Bylaws are available on our website at www.tredegar.com and on the SEC’s website at www.sec.gov. We will also furnish any shareholder a copy of our Bylaws without charge upon written request to our Corporate Secretary. See “Voting Information ‒ How do I communicate with the Board of Directors?” on page 6 of this proxy statement.

BENEFICIAL OWNERS
Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner may request a separate copy of this proxy statement or the 2025 Form 10-K by contacting our Corporate Secretary in writing at 1100 Boulders Parkway, North Chesterfield, Virginia, 23225 or by telephone at 1-855-330-1001. Beneficial owners with the same address who receive more than one proxy statement and 2025 Form 10-K may request delivery of a single proxy statement and 2025 Form 10-K by contacting our Corporate Secretary as provided in the preceding sentence. Such beneficial owners will continue to receive separate proxy cards, voting instruction forms or notice of Internet availability, as applicable, which will allow each individual to vote independently.

OTHER MATTERS
The Board is not aware of any matters to be presented for action at the annual meeting of shareholders other than as described in this proxy statement. However, if any other matters are properly raised at the annual meeting or in any adjournment of the annual meeting, the person or persons voting the proxies will vote them in accordance with their best judgment.
By Order of the Board of Directors
Kevin C. Donnelly
Executive Vice President, General Counsel and Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V91528-P41939 1a.&#9; Gregory A. Pratt 1b.&#9; Arijit (Bapi) DasGupta 1c.&#9; Cynthia A. Boiter 1d.&#9; George C. Freeman III 1e.&#9; David A. Parks 1f.&#9; Carl E. Tack III 1g.&#9; Christine R. Vlahcevic 2.&#9; Non-Binding Advisory Vote to Approve Named Executive Officer Compensation. 3.&#9; Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. For Against Abstain For Against Abstain For Against Abstain ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! TREDEGAR CORPORATION The Board of Directors recommends you vote FOR each of the following nominees for director: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: TREDEGAR CORPORATION 1100 BOULDERS PARKWAY, SUITE 200 NORTH CHESTERFIELD, VIRGINIA 23225 &#9; Nominees: 1.&#9; Election of Directors Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TG2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10-K wrap are available at www.proxyvote.com. V91529-P41939 TREDEGAR CORPORATION ANNUAL MEETING OF SHAREHOLDERS MAY 8, 2026 at 9:00 AM EDT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) hereby appoint(s) Frasier W. Brickhouse II, Kevin C. Donnelly and Paul Goldschmiedt, and each of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TREDEGAR CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM EDT, on MAY 8, 2026, virtually at www.virtualshareholdermeeting.com/TG2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. IMPORTANT NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN As a participant in the Tredegar Corporation Retirement Savings Plan you may instruct Fidelity Investments (the “Trustee”) how to vote your proportionate shares of Tredegar common stock held by the Trustee. If you wish to instruct the Trustee how to vote your shares, please vote your shares via one of the methods on the reverse side. Your vote must be received by May 1, 2026. If no instructions are received by the Trustee, the Trustee will vote your Retirement Savings Plan shares FOR all nominees in Proposal 1 and FOR Proposals 2 and 3. CONTINUED AND TO BE SIGNED ON REVERSE SIDE